UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________________________
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
________________________________________________
Filed by the Registrant    ☒    Filed by a Party other than the Registrant    ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2
ORIGIN MATERIALS, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
ORIGIN MATERIALS, INC.
930 Riverside Parkway, Suite 10
West Sacramento, California 95605
Notice of Special Meeting of Stockholders
To Be Held on ___________, 2026
Dear Stockholder:
You are cordially invited to attend the Origin Materials, Inc. Special Meeting of Stockholders, or the Special Meeting. The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ORGN2026SM2 on _____________, 2026, at 8:30 a.m. Pacific Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 8:30 a.m., Pacific Time, on ______________, 2026 to ensure you are logged in when the Special Meeting starts. You will not be able to attend the Special Meeting in person.
The meeting will be held for the following purposes, collectively referred to as the Proposals:
1.    To approve the liquidation and dissolution of the Company, or the Dissolution, pursuant to the Plan of Complete Liquidation and Dissolution, or the Plan of Dissolution, which, if approved, will authorize the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution. This proposal is referred to as the “Dissolution Proposal.”
2.    To grant discretionary authority to our Board of Directors, or the Board of Directors, to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the dissolution and liquidation of the Company pursuant to the Plan of Dissolution. This proposal is referred to as the “Adjournment Proposal.”
3.    To conduct any other business properly brought before the Special Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Special Meeting is May 20, 2026. Only stockholders of record at the close of business on that date are entitled to notice of and may vote at the Special Meeting or any adjournment thereof.
Our Board of Directors, after considering the factors more fully described in the proxy statement, unanimously recommends, on behalf of Origin Materials, that you vote: (1) “FOR” the adoption of the Plan of Dissolution; and (2) “FOR” the Adjournment Proposal.
The proxy statement provides detailed information about the Special Meeting, the Dissolution and the Proposals as well as the actions and determinations of the Board of Directors in connection with its evaluation of the Plan of Dissolution and the Dissolution. A copy of the Plan of Dissolution is attached as Annex A to the proxy statement. We urge you to read both the proxy statement and Plan of Dissolution carefully in their entirety as they contain important information about, among other things, the Dissolution and how it affects you.
The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Plan of Dissolution and the Dissolution. You should carefully read and consider the entire proxy statement and its annex.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card). If you attend, and vote at, the Special Meeting, then your vote at the Special Meeting will revoke any proxy that you have previously submitted.

If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Plan of Dissolution, without your instructions.
If you have any questions concerning the Plan of Dissolution, the Dissolution, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
By Order of the Board of Directors
Joshua Lee
Secretary and General Counsel
West Sacramento, California
_____, 2026
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Dissolution, passed upon the merits of the Dissolution or passed upon the adequacy or accuracy of the information contained in this proxy statement and any documents incorporated by reference. Any representation to the contrary is a criminal offense.
This proxy statement is dated _____, 2026, and is first being mailed to our stockholders on or about _____, 2026.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON ______________, 2026
IMPORTANT NOTICE REGARDING THE PROXY MATERIALS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ________, 2026
This proxy statement is available on the Investors section of our website at http://www.originmaterials.com. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference. We intend to mail these proxy materials on or about _____, 2026 to all stockholders of record entitled to vote at the Special Meeting.
A complete list of the stockholders entitled to vote at the Special Meeting will be available for examination during regular business hours for the ten days prior to the Special Meeting by request. You may email us at ir@originmaterials.com to coordinate arrangements to view the stockholder list.
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) BY TELEPHONE; (2) THROUGH THE INTERNET; OR (3) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your Shares in “street name,” you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to approve the Plan of Dissolution, without your instructions.
If you are a stockholder of record, voting virtually at the Special Meeting will revoke any proxy that you previously submitted. If you hold your Shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote virtually at the Special Meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote virtually at the Special Meeting, your Shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Dissolution Proposal and the Adjournment Proposal (as defined below).
You should carefully read and consider this entire proxy statement and its annexes, along with all of the documents incorporated by reference into this proxy statement, as they contain important information about, among other things, the Transactions and how they affect you. If you have any questions concerning the Plan of Dissolution, the Dissolution, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:
MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

i

ORIGIN MATERIALS, INC.
930 Riverside Parkway, Suite 10
West Sacramento, California 95605
PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On _________, 2026
SUMMARY OF TERMS
The following is a summary of the most material terms of the Plan of Dissolution of Origin Materials, Inc. detailed in this proxy statement and attached as Appendix A. This summary does not contain all of the information that is important to you. We urge you to read this entire document (including the appendices) before you decide whether to vote to approve the Plan of Dissolution. As used in this proxy statement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” and “Origin” refer to Origin Materials, Inc., a Delaware corporation.
About Origin Materials, Inc.
Until recently, we were a technology company with a mission to enable the world’s transition to sustainable materials. On May 1, 2026, we announced, after extensive consideration of potential strategic alternatives, that our Board of Directors had unanimously approved the dissolution and liquidation of Origin Materials pursuant to a plan of complete liquidation and dissolution, or the Plan of Dissolution, subject to stockholder approval. In connection with the Plan of Dissolution, we have discontinued substantially all commercial activities and commenced reducing our workforce, including the termination of most employees by the end of the second quarter of 2026.
Origin was formerly known as Artius Acquisition Inc. (“Artius”). Artius was originally registered under the Companies Law of the Cayman Islands on January 24, 2020, as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On June 25, 2021, we consummated a merger pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of February 16, 2021 (as amended by the letter agreement dated March 5, 2021, the “Merger Agreement”), by and among Artius, Zero Carbon Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Artius (the “Merger Sub”) and Micromidas, Inc., a Delaware corporation doing business as Origin Materials (“Legacy Origin”). Pursuant to the terms of the Merger Agreement, Artius effected a business combination with Legacy Origin through the merger of Merger Sub with and into Legacy Origin, with Legacy Origin as the surviving company and as our wholly-owned subsidiary. In connection with the closing of the business combination we changed our name to Origin Materials, Inc. Our website address is www.originmaterials.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this proxy statement.
We have historically filed electronically with the SEC our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.
The Plan of Dissolution
General (see page 22)
On May 1, 2026, we announced that our Board of Directors had unanimously approved, subject to stockholder approval, the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution. A Special Meeting of our stockholders will be held virtually, via live webcast at www.virtualshareholdermeeting.com/ORGN2026SM2 on _________, 2026, at 8:30 a.m. Pacific Time. At the Special Meeting, you will be asked to consider and vote upon proposals to (1) approve the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution; (2) adjourn the Special Meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to approve the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution; and (3) transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.
If the Dissolution is approved by our stockholders, our Board of Directors will have sole discretion to determine if and when (at such time as they deem appropriate following stockholder approval of the Dissolution) to proceed with the Dissolution. If the Board of Directors decides to proceed with the Dissolution, we will liquidate our remaining assets, satisfy or make reasonable provision for our remaining obligations, and make distributions to the stockholders of available proceeds, if any. The Board of Directors intends to seek to distribute funds to our stockholders as quickly as possible, as permitted by the General Corporation Law of the State of Delaware, or the DGCL, and the Plan of Dissolution, and will take all reasonable actions to optimize the distributable value to our stockholders. As discussed below under the heading “Proposal No. 1: Approval of the Dissolution Pursuant to the Plan of Dissolution-Background of the Proposed Dissolution and Plan of Dissolution,” the Board of Directors will continue to consider viable potential strategic alternatives prior to filing the Certificate of Dissolution (as defined below). The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the date we file a certificate of dissolution, or the Certificate of Dissolution, with the Delaware Secretary of State, which is referred to herein as the “Final Record Date.” We will close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, any distributions made by us will be made solely to the stockholders of record as of the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.
Reasons for the Dissolution (see page 25)
Our Board of Directors believes that the dissolution and liquidation of Origin Materials is advisable and in the best interests of Origin Materials and our stockholders. The decision of the Board of Directors to seek your approval for the Dissolution Proposal followed a lengthy process in which the Board of Directors consulted with management, and with financial, accounting and legal advisors, and carefully considered the risks, timing, viability and potential impact to our stockholders of the alternatives potentially available to us. Based on such consideration and analysis, the Board of Directors determined that the Dissolution pursuant to the Plan of Dissolution is advisable and in the best interests of Origin Materials and our stockholders. In making its determination, our Board of Directors considered, in addition to other pertinent factors:
•the fact that our management and certain members of our Board of Directors, with the assistance of our financial advisor, actively canvassed the market for possible transactions and evaluated numerous potential transactions, however, these efforts also failed to identify a potential strategic transaction that would have a reasonable likelihood of providing value to our stockholders in excess of the amount the stockholders would receive in the Dissolution;
•the low probability that we would be presented with, or otherwise identify, within a reasonable period of time under current circumstances, any viable opportunities to engage in an attractive alternative strategic transaction that would provide value to our stockholders in excess of the amount the stockholders would receive in the Dissolution;
•the determination by our Board of Directors, after conducting a review of our financial condition, evaluation of potential strategic alternatives, including prospects for a business combination, the results of operations and our future business prospects, that continuing to operate as a going concern is not reasonably likely to create greater value for the stockholders than the value that may be obtained for the stockholders pursuant to the Dissolution;
•commencing the dissolution process under the DGCL may facilitate earlier distributions to stockholders of the residual value of our assets;

•the material costs associated with our business operations, including accounting, legal and other expenses in connection with operating as a publicly traded company, which we expect should be materially reduced following dissolution;
•the Dissolution Proposal is subject to approval by our stockholders and allows stockholders to have a direct vote on whether they concur with such proposal;
•the fact that approval of the Plan of Dissolution by our stockholders authorizes our Board of Directors and officers to implement the Plan of Dissolution without further stockholder approval;
•the terms and conditions of the Plan of Dissolution permit the Board of Directors to abandon or delay implementation of the dissolution prior to the filing of the Certificate of Dissolution if it determines that, in light of new proposals presented or changes in circumstances, a dissolution is no longer advisable and in the best interests of Origin Materials and our stockholders; and
•that under the DGCL, if the circumstances justifying the Dissolution change, the Certificate of Dissolution may be revoked after the effective time of the Dissolution as set forth in the Certificate of Dissolution, or the Effective Time, if the Board of Directors adopts a resolution recommending revocation and if the stockholders originally entitled to vote on the Dissolution approve such revocation at a meeting of stockholders.
Our Board of Directors concluded that dissolution and liquidation under Delaware law is the preferred strategy among the alternatives now available to us and is in the best interests of our stockholders. Accordingly, our Board of Directors unanimously approved the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution and recommends that our stockholders approve the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution.
Description of our Plan of Dissolution and Dissolution Process (see page 28)
A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during this survival period does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the three-year period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery.
If the Plan of Dissolution is approved by the requisite vote of our stockholders, the steps set forth below will be completed at such times as the Board of Directors, in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of our stockholders:
•the filing of a Certificate of Dissolution with the Delaware Secretary of State;
•the cessation of all our business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, if any;
•the collection, sale, exchange or other disposition of remaining non-cash property and assets;
•the payment of or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or un-matured contractual claims known to us;
•the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party;

•the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of dissolution;
•the setting aside of a contingency reserve consisting of cash and/or property to satisfy such claims and contingent obligations of Origin Materials;
•the making of the Initial Liquidation Distribution to our stockholders of record determined as of the Final Record Date; and
•the taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.
Our Board of Directors may, to the full extent permitted by law, amend the Plan of Dissolution without any further stockholder approval if it determines that such amendment is in the best interest of our stockholders. In addition, if the Board of Directors determines that dissolution and liquidation are not in the best interests of our stockholders, the Board of Directors may direct that the Plan of Dissolution be abandoned, either before or after stockholder approval.
Estimated Distribution to Stockholders (see page 29)
If the Plan of Dissolution is approved by our stockholders, we intend to make an initial liquidation distribution, or the Initial Liquidation Distribution, to our common stockholders of between $0.61 and $3.54 per share of common stock (based on 5,502,770 shares outstanding as of May 8, 2026). We intend to make the Initial Liquidation Distribution as soon as practicable following the filing of the Certificate of Dissolution as our remaining non-cash assets are sold and creditor claims and contingent liabilities are paid or settled; however, we are unable to predict the precise timing or amount of the Initial Liquidation Distribution. The timing of the distribution will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the contingency reserve, and the amount to be paid in satisfaction of such contingencies. The Initial Liquidation Distribution will be made to stockholders according to their holdings of common stock as of the Final Record Date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law.
The Initial Liquidation Distribution will not occur until after the Certificate of Dissolution is filed, and we cannot predict the ultimate timing or amount of the distribution, as uncertainties exist as to the value we may receive upon the sale of our remaining assets, the ultimate amount of our liabilities, the amounts to be set aside for potential, known, unknown or contingent claims, the operating costs, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions. These and other factors make it impossible to predict with certainty the value we may receive upon the sale of our remaining assets, the actual net cash amount that will ultimately be available for the Initial Liquidation Distribution, or the timing of such distribution. In addition, if creditor claims or expenses are higher than anticipated, stockholders may receive no distribution at all. Although we cannot predict the timing or amount of any distribution, the Board of Directors intends to seek to make the Initial Liquidation Distribution to our common stockholders as quickly as possible, as permitted by the DGCL and the Plan of Dissolution, and will take all reasonable actions to optimize the distributable value to our common stockholders. See “Risk Factors” below.
Contingent Liabilities; Contingency Reserve (see page 35)
Under the DGCL, we are required, in connection with our dissolution and liquidation, to pay or make reasonable provision for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay, or make reasonable provision to pay, all known liabilities. We currently estimate that we will establish a reserve of approximately $2.0 million for unanticipated claims, which will be used to satisfy contingent and unknown liabilities as they become due.

The estimated amount of the contingency reserve is based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities. There can be no assurance that the contingency reserve will be sufficient. If any of our estimates, including estimates relating to the costs of the liquidation process and of satisfying outstanding obligations, liabilities and claims during the liquidation process, are inaccurate, we may be required to increase the amount of the contingency reserve.
Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by us or by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.
Stock of the Company; Final Record Date (see page 36)
The Final Record Date will be the date upon which we file the Certificate of Dissolution with the Delaware Secretary of State. We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date.
Listing and Trading of the Common Stock (see page 36)
If our stockholders approve the Plan of Dissolution, we intend to close our stock transfer books on the Final Record Date and will cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease after the Final Record Date.
Treatment of Equity Awards (see page 37)
We intend to terminate all our equity incentive plans effective upon our Dissolution. Therefore, all outstanding awards, whether currently vested or unvested, will terminate immediately prior to our Dissolution in accordance with the terms of our equity incentive plans.
Interests of Directors and Executive Officers in Approval of the Plan of Dissolution (see page 38)
In considering the recommendation of our Board of Directors, you should be aware that our directors and executive officers may have interests in the Plan of Dissolution that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution and the transactions contemplated thereby and in determining to recommend that our stockholders vote “FOR” the approval of the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution. You should consider these and other interests of our directors and executive officers that are described in this proxy statement.
Material U.S. Federal Income Tax Consequences of the Dissolution (see page 41)
Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a Holder in exchange for the Holder’s shares of our common stock and could result in a U.S. federal income tax liability to the Holder. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 41 of this proxy statement. Holders are urged to carefully review the discussion of tax matters within this proxy statement and to consult their own tax advisors as to the specific tax consequences to them of the Dissolution.

Required Stockholder Vote (see page 46)
The affirmative vote of the holders of a majority of all outstanding shares of common stock on the record date is required to approve the Dissolution Proposal. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.
Recommendation of Our Board of Directors (see page 47)
On April 28, 2026, our Board of Directors unanimously:
•determined that the dissolution and liquidation of Origin Materials, and the other transactions contemplated thereby, are advisable and in the best interests of Origin Materials and our stockholders,
•approved in all respects the Plan of Dissolution and the other transactions contemplated thereby, and
•recommended that our stockholders vote “FOR” the approval of the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution.

GENERAL QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Special Meeting. You are invited to attend the Special Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, follow the instructions below to submit your proxy over the telephone or on the Internet, or follow the instructions received from your brokerage firm, bank, dealer or other similar organization if you hold your shares in “street” name. Refer to “How do I vote?” below.
Under rules adopted by the SEC, we have mailed the full set of our proxy materials, including this proxy statement and the proxy card, to our stockholders of record as of the close of business on May 20, 2026, on or around _____, 2026. The proxy materials are also available to view and download from the Investor section of our website at http://www.originmaterials.com.
How do I attend and participate in the Special Meeting online?
The Special Meeting will be a completely virtual meeting of stockholders and will be webcast live over the Internet. Any stockholder can attend the virtual meeting live online at www.virtualshareholdermeeting.com/ORGN2026SM2. The webcast will start at 8:30 a.m. Pacific Time. Stockholders as of _____, 2026, or the Record Date, may vote and submit questions while attending the meeting online. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please refer to the technical support information located at www.virtualshareholdermeeting.com/ORGN2026SM2 or www.proxyvote.com. You will not be able to attend the Special Meeting in person. Stockholders attending the Special Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to enter the Special Meeting, you will need the control number, which is included in your proxy materials if you are a stockholder of record of shares of common stock, or included with your voting instructions and materials received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/ORGN2026SM2. We recommend that you log in a few minutes before 8:30 a.m. Pacific Time to ensure you are logged in when the Special Meeting starts. The webcast will open 15 minutes before the start of the Special Meeting.
If you would like to submit a question during the Special Meeting, you may log in to www.virtualshareholdermeeting.com/ORGN2026SM2 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
What happens if there are technical difficulties during the Special Meeting?
If you encounter any difficulties accessing the virtual Special Meeting during the check-in or meeting time, please refer to the technical support information located at www.virtualshareholdermeeting.com/ORGN2026SM2 or www.proxyvote.com. If we experience technical difficulties at the Special Meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Special Meeting to a later date and will provide notice of the date and time of such adjourned meeting in the Investor section of our website at http://www.originmaterials.com. For additional information on how you can attend any postponement or adjournment of the Special Meeting, see “What happens if the Special Meeting is postponed or adjourned” below.
Will a list of record stockholders as of the Record Date be available?
For the ten days prior to the Special Meeting, the list will be available for examination by any stockholder of record for a legally valid purpose by request. You may email us at ir@originmaterials.com to coordinate arrangements to view the stockholder list.

Who can vote at the Special Meeting?
Only stockholders of record at the close of business on May 20, 2026, will be entitled to vote at the Special Meeting. On this record date, there were __ shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares of Common Stock Registered in Your Name
If, on May 20, 2026, your shares of common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the Special Meeting or vote by proxy. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Refer to “How do I vote?” below.
Beneficial Owner: Shares of Common Stock Registered in the Name of a Broker, Bank or Other Agent
If, on May 20, 2026, your shares of common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•To approve the Dissolution pursuant to the Plan of Dissolution, which, if approved, will authorize the dissolution and liquidation of Origin Materials in accordance with the Plan of Dissolution. This proposal is referred to as the “Dissolution Proposal.”
•To grant discretionary authority to the Board of Directors to adjourn the Special Meeting, even if a quorum is present, to solicit additional proxies in the event that there are insufficient shares present in person or by proxy voting in favor of the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution. This proposal is referred to as the “Adjournment Proposal.”
What if another matter is properly brought before the Special Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
For each proposal, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are described below.
Stockholder of Record: Shares of Common Stock Registered in Your Name
If you are a stockholder of record, you may vote online during the Special Meeting, or you may vote by proxy using the enclosed proxy card. Whether or not you plan to attend the Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Special Meeting and vote online, even if you have already voted by proxy.

•To vote online during the Special Meeting follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/ORGN2026SM2, starting at 8:30 a.m. Pacific Time on _________, 2026. The webcast will open 15 minutes before the start of the Special Meeting.
•To vote in advance of the Special Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on ____________, 2026 to be counted.
•To vote in advance of the Special Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on ___________, 2026 to be counted.
•To vote using the enclosed proxy card, complete, sign and date the enclosed proxy card and return it promptly in the accompanying postage-paid envelope. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.
Beneficial Owner: Shares of Common Stock Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Origin Materials. Complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet if so instructed by your broker, bank or other agent. To vote online at the Special Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
What is the difference between holding Shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Origin Materials.
If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. Because of the non-routine nature of the Proposals, your broker, bank or other nominee is not authorized to vote your shares on any proposal without instructions from you. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares virtually at the Special Meeting unless you have obtained a legal proxy from your broker, bank or other nominee, as the stockholder of record, authorizing you to vote your shares. Refer to “If my broker holders my shares in ‘street name,’ will my broker vote my shares for me?” below.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on May 20, 2026.

What happens if I abstain from voting or if I do not vote on the proposals?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If you abstain from voting, that abstention will have the same effect as if you voted “AGAINST” the proposal to adopt the Plan of Dissolution and the Adjournment Proposal. However, abstentions are counted as shares present or represented by proxy at the Special Meeting for purposes of determining whether a quorum is present at the Special Meeting. As a result, an abstention of any of the aforementioned proposals will be counted for purposes of determining the presence or absence of a quorum, but will count as a vote “AGAINST” each of the proposal to adopt the Plan of Dissolution and the Adjournment Proposal.
Failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also count as a vote “AGAINST” the proposal to adopt the Plan of Dissolution. If your shares are not deemed present or represented by proxy at the Special Meeting, then a failure to vote will not have any effect on the Adjournment Proposal. If your shares are deemed present or represented by proxy, then a failure to vote your shares will have the same effect as a vote “AGAINST” the Adjournment Proposal only if a quorum is not present, and will have no effect on the Adjournment Proposal.
Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Plan of Dissolution or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares may not be voted on your behalf for any proposal, will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. Therefore, it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:
•“FOR” the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution; and
•“FOR” the Adjournment Proposal.
If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
How does the Board of Directors recommend that I vote?
The Board of Directors unanimously recommends that the stockholders vote:
•“FOR” the adoption of the Plan of Dissolution; and
•“FOR” the Adjournment Proposal.
For a discussion of the factors that the Board of Directors considered in determining to recommend that you vote to approve the proposal to approve the Plan of Dissolution, please see the section captioned “Proposal 1: Adoption of the Plan of Dissolution - The Board of Directors’ Recommendation.” In addition, when considering the recommendation of the Board of Directors, you should be aware that some of our directors and executive officers may have interests in the Dissolution that are different from, or in addition to, the interests of stockholders more generally. For a discussion of these interests, please see the section captioned “Approval of the Dissolution Pursuant to the Plan of Dissolution - Interests of Directors and Executive Officers in Approval of the Plan of Dissolution.”
What do I need to do now?
You should carefully read and consider this entire proxy statement and the annex to this proxy statement, along with all of the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Dissolution and how it affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone (using the instructions provided in the enclosed proxy card), so that your Shares can be voted at the Special Meeting, unless you wish to seek appraisal pursuant to Section 262 of the DGCL. If you hold your Shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your Shares.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, we have engaged MacKenzie Partners, Inc., to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, which in total is not expected to exceed $25,000, plus reimbursement of customary disbursements.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card in each set of proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can change your vote or revoke your proxy at any time before the final vote at the Special Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to Origin Materials, Inc., Attn: Corporate Secretary, at 930 Riverside Parkway, Suite 10, West Sacramento, California 95605.
•You may attend the Special Meeting and vote online. Attending the Special Meeting will not, by itself, revoke your proxy. You must specifically vote at the virtual Special Meeting in order for your previous proxy to be revoked.
Your most current proxy card is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares are held by your broker, bank or agent, you should follow the instructions provided by your broker, bank or other agent regarding how to change your vote.
How are votes counted?
R. Tony Tripeny, will serve as Chairperson of the meeting and will determine the method by which votes will be counted. If a poll is demanded, however, in accordance with the bylaws, every person present at the Special Meeting will have one vote for each share of common stock of which such person is the holder or for which such person holds a proxy. A poll vote will be taken by electronic ballot if so demanded in accordance with our bylaws.
Votes “For” and “Against” and abstentions will be separately counted.
If my broker holds my shares in “street name,” will my broker vote my shares for me?
No. Your bank, broker or other nominee is permitted to vote your shares on any Proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such Proposals, which will have the same effect as if you voted “AGAINST” the Dissolution Proposal and, only if a quorum is not present, the Adjournment Proposal, but will have no effect if a quorum is present, on the Adjournment Proposal.
How many votes are needed to approve each proposal?
Dissolution Proposal - The affirmative vote of the holders of a majority of all outstanding shares of common stock on the record date is required to approve the Dissolution Proposal. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes actually cast, if you fail to authorize a proxy or vote online at the meeting, abstain from voting at the meeting, or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as votes cast “AGAINST” this proposal.
Adjournment Proposal - Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the shares present in person, by remote communication or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.
What is the quorum requirement?
The presence, in person or by proxy duly authorized, of the holders of record of a one third of the outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business at the Special Meeting. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, only shares present virtually or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee), if you vote at the meeting or if you attend the Special Meeting but abstain from voting. The Special Meeting may be adjourned whether or not a quorum is present. If you hold your Shares in “street name” and do not give any instruction to your broker, bank or other nominee as to how your shares should be voted at the Special Meeting, those shares will not be entitled to vote on any proposal at the Special Meeting and will not be counted for purposes of establishing a quorum.
As of the close of business on May 20, 2026, the record date for the Special Meeting, there were 5,502,770 shares of common stock outstanding.
How can I find out the results of the voting at the Special Meeting?
We will issue a press release following the Special Meeting announcing the final voting results.

What proxy materials are available on the internet?
This proxy statement, and the documents incorporated by reference herein, are available at http://www.sec.gov.
Who can help answer my questions?
If you have any questions concerning the Plan of Dissolution, the Dissolution, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

GENERAL INFORMATION ABOUT THE DISSOLUTION AND THE PLAN OF DISSOLUTION
What does the Plan of Dissolution entail?
The Plan of Dissolution provides an outline of the steps for the Dissolution of Origin Materials. The Plan of Dissolution provides that we may file the Certificate of Dissolution as the Board of Directors determines in its sole discretion following the required stockholder approval.
Why is the Board of Directors recommending approval of the Dissolution of Origin Materials pursuant to the Plan of Dissolution?
After carefully considering the risks, timing, viability and potential impact on our stockholders of the strategic alternatives potentially available to us, as well as the recommendations of our management, and in consultation with our legal, financial and tax advisors, the Board of Directors determined that the Dissolution of Origin Materials pursuant to the Plan of Dissolution is advisable and in the best interests of Origin Materials and our stockholders. For further discussion of the background and reasons for the Dissolution, see “Proposal No. 1: Approval of the Dissolution Pursuant to the Plan of Dissolution - Background of the Proposed Dissolution and Plan of Dissolution” and “Proposal No. 1: Approval of the Dissolution Pursuant to the Plan of Dissolution - Reasons for the Dissolution.”
What will happen if the Dissolution is approved?
If the Plan of Dissolution is approved by our stockholders, our Board of Directors will have sole discretion to determine if and when (at such time as it deems appropriate following stockholder approval of the Dissolution) to proceed with the Dissolution. If the Board of Directors decides to proceed with the Dissolution, we will liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations, and make distributions to the stockholders of available proceeds, if any, and will take all reasonable actions to optimize the distributable value to our stockholders. As discussed below under the heading “Proposal No. 1: Approval of the Dissolution Pursuant to the Plan of Dissolution-Background of the Proposed Dissolution and Plan of Dissolution,” the Board of Directors will continue to consider viable potential strategic alternatives prior to filing the Certificate of Dissolution.
What will happen if the Plan of Dissolution is not approved?
If stockholders do not approve the Plan of Dissolution, then we will not proceed with the Initial Liquidation Distribution and we will continue our corporate existence and the Board of Directors will continue to explore strategic alternatives for returning capital to stockholders in a manner intended to maximize value.
Can the Board of Directors abandon or modify the Plan of Dissolution after stockholder approval prior to the Effective Time of the Dissolution?
Yes. If the Board of Directors determines that the Dissolution is not in the best interests of Origin Materials or our stockholders, the Board of Directors may direct that the Dissolution be abandoned, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law, in either case without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed with the Delaware Secretary of State, however, revocation of the Dissolution would require stockholder approval under Delaware law.
Can Origin Materials estimate the Initial Liquidation Distribution that the stockholders would receive in the Dissolution?
If the Plan of Dissolution is approved by our stockholders, the amount of the Initial Liquidation Distribution to our common stockholders in the Dissolution is expected to be between $0.61 and $3.54 per share of common stock (based on 5,502,770 shares outstanding as of May 8, 2026).
The Initial Liquidation Distribution will not occur until after the Certificate of Dissolution is filed, and we cannot predict the ultimate timing or amount of such distribution, as uncertainties exist as to the value we may receive upon the sale of our remaining assets, the ultimate amount of our liabilities, the amounts to be set aside for potential, known, unknown or contingent claims, the operating costs, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions. These and other factors make it impossible to predict with certainty the value we may receive upon the sale of our remaining assets, the actual net cash amount that will ultimately be available for distribution to stockholders, or the timing of any such distribution. Although we cannot predict the timing or amount of any such distributions, the Board of Directors intends to seek to make the Initial Liquidation Distribution to our stockholders as quickly as possible, as permitted by the DGCL and the Plan of Dissolution, and will take all reasonable actions to optimize the distributable value to our stockholders.
Can I still sell my shares of common stock?
Yes, but only until the filing of our Certificate of Dissolution with the Delaware Secretary of State. If the Dissolution is approved by our stockholders and if and when the Board of Directors determines to proceed with the Dissolution, we will close our transfer books as of the Effective Time, or the Final Record Date. After such time, we will not record any further transfers of our common stock, except pursuant to the provisions of a deceased stockholder’s will, intestate succession, or by operation of law and we will not issue any new stock certificates, other than replacement certificates. As a result of the closing of our transfer books, it is anticipated that distributions, if any, made in connection with the Dissolution will be made pro rata to the same stockholders of record as the stockholders of record as of the Final Record Date, and it is anticipated that no further trading of our common stock will occur after the Final Record Date.
Refer to “Risk Factors - We intend to close our stock transfer books at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock” for more information.
Do I have appraisal rights in connection with the Dissolution?
No. Stockholders are not entitled to assert appraisal rights in connection with the Dissolution, and we do not intend to independently provide stockholders with any such right.
Are there any risks related to the Dissolution?
Yes. You should carefully review the section titled “Risk Factors” beginning on page 19 of this proxy statement for a description of risks related to the Dissolution.
When do you expect the dissolution and winding-up process to be completed?
Assuming the Dissolution pursuant to the Plan of Dissolution is approved by our stockholders, we are currently targeting to file a Certificate of Dissolution with the Delaware Secretary of State prior to September 30, 2026, although such filing may be delayed by the Board of Directors in its sole discretion and the Board of Directors has not set a deadline to make its decision to proceed with the filing of a Certificate of Dissolution. Pursuant to the DGCL, our corporate existence will continue for a period of at least three years following the Effective Time for the purpose of prosecuting and defending suits, winding up the Company and making distributions to stockholders, but not for the purpose of continuing to engage in any business for which Origin Materials was organized. The three-year statutory winding-up period can be extended by the Delaware Court of Chancery. In addition, we may remain a body corporate beyond the three-year period for the sole purpose of proceedings begun before or during the three-year period. As a result, the winding-up process could extend beyond three years after dissolution, and it is difficult to estimate when it will be completed.
Will I owe any U.S. federal income taxes as a result of the Dissolution?
Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a Holder in exchange for the Holder’s shares of our common stock and could result in a U.S. federal income tax liability to the

Holder. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 41 of this proxy statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state and local and non-U.S. tax laws.
Why is stockholder approval being sought for the Dissolution Proposal?
Under the DGCL, stockholder approval by the holders of a majority of the outstanding voting power of the shares entitled to vote on the matter is required for certain fundamental corporate transactions, such as the complete liquidation of Origin Materials or the dissolution of Origin Materials. The Dissolution Proposal contemplates the dissolution of Origin Materials, winding up of its affairs after dissolution and liquidation of any remaining assets pursuant to the Plan of Dissolution. Therefore, under the DGCL, the Dissolution Proposal requires stockholder approval. The Plan of Dissolution gives the Board of Directors, to the fullest extent permitted by law, the authority to liquidate all of our assets in the manner that is in the best interest of our stockholders after the filing of the Certificate of Dissolution without further stockholder approval.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements which involve substantial risks and uncertainties and are based on our beliefs and assumptions and on information currently available to Origin Materials. All statements other than statements of historical facts contained in this proxy statement, including statements regarding the Dissolution and related matters, are forward-looking statements. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “forecast,” “foresee,” “potential,” “predict,” “project,” “likely,” “goal,” “target,” “could,” “should,” “will,” or “would,” or the negative of these words or other similar terms or expressions.
Forward-looking statements are predictions based on expectations and projections about future events, are not statements of historical fact, are subject to risks, uncertainties and assumptions that are difficult to predict and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our current beliefs, estimates and assumptions only as of the date of this proxy statement and information contained in this proxy statement should not be relied upon as representing our estimates as of any subsequent date. These statements, and related risks, uncertainties, factors and assumptions, include, but are not limited to:
•the availability, timing and amount of the Initial Liquidation Distribution;
•the amounts that will need to be set aside by us;
•the adequacy of such reserves to satisfy our obligations;
•our ability to favorably resolve potential tax claims, litigation matters and other unresolved contingent liabilities;
•the amount of proceeds that might be realized from the sale or other disposition of our assets;
•the application of, and any changes in, applicable tax laws, regulations, administrative practices, principles and interpretations;
•the incurrence by Origin Materials of expenses relating to the Dissolution;
•our ability to retain employees, consultants and other resources to carry out the Dissolution; and
•the ability of the Board of Directors to abandon, modify or delay implementation of the Plan of Dissolution, even after stockholder approval.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this proxy statement. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements as predictions of future events.
These risks are not exhaustive. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

RISK FACTORS
You should carefully consider the following risk factors, in addition to the other information contained in this proxy statement and the annex attached to the proxy statement, including risks described in our filings with the SEC referred to herein, when deciding whether to vote to approve the Dissolution Proposal. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware, or that we currently believe are not material, may also become important factors. This proxy statement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors that are described below and elsewhere in this proxy statement. See the section of this proxy statement titled “Special Note Regarding Forward-Looking Statements.”
The amount we distribute to our stockholders in the Initial Liquidation Distribution may be substantially less than the amount we currently estimate if the value realized upon the sale of our remaining assets, the amounts of our liabilities, other obligations and expenses, or claims against us are higher than we currently anticipate or larger contingency reserves are established.
If our stockholders approve the Plan of Dissolution, the Initial Liquidation Distribution is expected to be between $0.61 and $3.54 per share (based on 5,502,770 shares outstanding as of May 8, 2026). The amount of cash ultimately distributed to our stockholders in the distribution depends on the value realized upon the sale of our remaining assets, the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish during the liquidation process. We have attempted to estimate reasonable reserves for such liabilities, obligations, expenses and claims against us. However, those estimates may be inaccurate. Factors that could impact our estimates include the following:
•if any of the estimates regarding the Plan of Dissolution, including the amounts received from the sale of our non-cash assets and the expenses to satisfy outstanding obligations, liabilities and claims during the liquidation process, are inaccurate;
•if unforeseen claims are asserted against us, we will have to defend or resolve such claims or establish a reasonable reserve before making distributions to our stockholders; and
•if the estimates regarding the expenses to be incurred in the liquidation process, including expenses of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate Origin Materials, are inaccurate.
If any of the foregoing occurs, the amount we distribute to our stockholders may be substantially less than the amount we currently estimate.
If our stockholders vote against the Plan of Dissolution, it would be very difficult for us to continue our business operations.
If our stockholders do not approve the Plan of Dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to dissolve and liquidate and the expected delisting of our common stock from Nasdaq. We have generally ceased normal business operations and terminated all but 29 of our employees. Prospective employees, vendors and other third parties may refuse to form relationships or conduct business with us if they do not believe we will continue to operate as a going concern.
If our stockholders do not approve the Plan of Dissolution, then we will not proceed with the Initial Liquidation Distribution and we will continue our corporate existence and the Board of Directors will continue to explore strategic alternatives for returning capital to our stockholders in a manner intended to maximize value.

The payment of the Initial Liquidation Distribution, to our stockholders could be delayed.
The Board of Directors intends, subject to contingencies inherent in winding down our business, to make the Initial Liquidation Distribution, as promptly as practicable as our remaining non-cash assets are sold and creditor claims and contingent liabilities are paid or settled. However, we are currently unable to predict the precise timing of the Initial Liquidation Distribution whether such liquidating distribution will occur at all. The timing of the Initial Liquidation Distribution will depend on and could be delayed by, among other things, the time required to sell or otherwise liquidate our remaining non-cash assets and claim settlements with creditors. Additionally, a creditor could seek an injunction against the making of such distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for such distribution to our stockholders.
If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder receiving the Initial Liquidation Distribution could be held liable for payment to our creditors of his, her or its pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.
If the Plan of Dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the Delaware Secretary of State dissolving Origin Materials, Inc. Pursuant to the DGCL, we will continue to exist for three years after our dissolution or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against the Company and enabling us gradually to close our business, to dispose of our property, and to discharge our liabilities. Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder of record as of the Final Record Date could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.
Although the liability of any stockholder is limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) pursuant to the Plan of Dissolution, this means that a stockholder could be required to return all liquidating distributions previously made to such stockholder and receive nothing from us under the Plan of Dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. While we will endeavor to make adequate reserves for all known, contingent, and unknown liabilities, there is no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities.
No further stockholder approval will be required.
Approval of the Plan of Dissolution and the actions contemplated thereby requires the affirmative vote of a majority of our outstanding shares of common stock. If our stockholders approve the Plan of Dissolution, we will be authorized to cease operations, sell, license or otherwise dispose of all of our remaining non-cash assets and dissolve Origin Materials without further approval of our stockholders, unless required to do so by Delaware law.
The tax treatment of any distributions or other payments may vary from stockholder to stockholder, and the discussions in this proxy statement regarding the tax treatment of the Dissolution are general in nature.
We have not requested a ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the anticipated tax consequences of the Dissolution or any matters relating thereto, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of the sale of our non-cash assets or any distributions(including, without limitation, liquidating distributions (if any), dividend distributions or other payments). If any of the anticipated tax consequences described in this proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from such transactions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances. You should consult your tax advisor as to the tax consequences of the Dissolution in your particular circumstances, including the applicability of any U.S. federal, state, and local and non-U.S. tax laws.
Our stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive a final distribution from us.
Distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a Holder in exchange for the Holder’s shares of our common stock. Accordingly, the amount of any such distribution will reduce the Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be taxable as capital gain, while any tax basis remaining in such shares following the final distribution pursuant to the Plan of Dissolution will be treated as a capital loss. Any such gain or loss generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. The deductibility of capital losses is subject to limitations. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 41 of this proxy statement. You should consult your tax advisor as to the particular tax consequences of the Dissolution to you, including the applicability of any U.S. federal, state, and local and non-U.S. tax laws.
Our Board of Directors may at any time turn management of the liquidation over to a third party, and some or all of our directors may resign from our Board of Directors at any time.
Our Board of Directors. which is expected to consist of three members following the Effective Time, may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our stockholders, and a number of our directors may resign from our Board of Directors prior to or in connection with the filing of the Certificate of Dissolution. If management is turned over to a third party and all of our directors resign from our Board of Directors, the third party would have sole control over the liquidation process.
If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.
Under the Plan of Dissolution, the Board of Directors has the authority to use a liquidating trust. If a liquidating trust is established, the interests of our stockholders in a liquidating trust set up by us may not be transferable, which could adversely affect your ability to realize the value of such interests. Even if transferable, the interests are not expected to be listed on a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. In addition, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests would result in tax liability to the interest holders without their being readily able to realize the value of such interest to pay such taxes or otherwise.
We can abandon or revoke the Dissolution and this may cause prior distributions made in liquidation to be treated as dividends.
By approving the Dissolution Proposal, stockholders will also be granting the Board of Directors the authority, notwithstanding stockholder approval of the Dissolution Proposal, to abandon the Dissolution prior to the filing of the Certificate of Dissolution without further stockholder action, if the Board of Directors determines that the Dissolution is not in the best interests of Origin Materials and our stockholders.
After the filing of the Certificate of Dissolution, the Board of Directors may revoke the Dissolution if holders of a majority of the voting power of our common stock entitled to vote on the Dissolution Proposal approve a resolution adopted by the Board of Directors recommending such revocation. If the Dissolution is abandoned or revoked, then for U.S. federal and applicable state income tax purposes prior distributions made in liquidation to stockholders may be treated as dividends to the extent of our current and accumulated earnings and profits. See “Material U.S. Federal Income Tax Consequences of the Dissolution” beginning on page 41 of this proxy statement.

PROPOSAL 1:
APPROVAL OF THE DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION
General
Our Board of Directors is presenting the Plan of Dissolution for approval by our stockholders at the Special Meeting. The Plan of Dissolution was unanimously approved by the Board of Directors, subject to stockholder approval, on April 28, 2026. A copy of the Plan of Dissolution is attached as Annex A to this proxy statement. All material features of the Plan of Dissolution are summarized below. We encourage you to read the Plan of Dissolution in its entirety.
Summary of the Plan of Dissolution and Dissolution Process
After the filing the Certificate of Dissolution with the Delaware Secretary of State, our activities will be limited to:
•paying all of our known obligations and liabilities;
•establishing a contingency reserve, consisting of cash or other assets, that we believe will be adequate for the satisfaction of all potential, contingent or conditional claims and liabilities;
•making the Initial Liquidation Distribution to our stockholders of record determined as of the Final Record Date;
•attempting to convert, sell or otherwise dispose of all of our remaining non-cash assets for cash or cash equivalents in an orderly fashion;
•terminating any of our remaining commercial agreements, relationships or outstanding obligations;
•paying operating and liquidation expenses and satisfying any contingent liabilities as they become due out of funds available in the contingency reserve;
•distributing pro rata in one or more additional liquidating distributions all of our remaining assets, if any, to our stockholders of record as of the Final Record Date;
•liquidating or dissolving our subsidiaries; and
•completing tax filings.
Delaware law provides that, following the approval of the Plan of Dissolution by our stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of Origin Materials and the winding up of our operations and affairs.
The Initial Liquidation Distribution is expected to be between $0.61 and $3.54 per share of common stock (based on 5,502,770 shares outstanding as of May 8, 2026). We intend to make this distribution as soon as practicable following the filing of the Certificate of Dissolution as our remaining non-cash assets are sold and creditor claims and contingent liabilities or paid and settled; however, we are unable to predict the precise amount or timing of the Initial Liquidation Distribution. The timing and amount of the Initial Liquidation Distribution will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the contingency reserve and the amount to be paid in satisfaction of such contingencies. The Initial Liquidation Distribution will be made to stockholders according to their holdings of common stock as of the Final Record

Date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law.
In addition to the satisfaction of liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:
•ongoing operating expenses up until the filing of the Certificate of Dissolution;
•expenses incurred in connection with our insurance coverage, including our directors’ and officer’s insurance;
•expenses incurred in connection with the Dissolution;
•severance and related costs; and
•professional, legal, consulting and accounting fees.
We may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets pursuant to the Plan of Dissolution, including an assignment for the benefit of creditors. This third-party management may also be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of our members, our officer, or a third party to act as trustee or trustees of such liquidating trust. If all of our assets are not distributed within three years after the date our dissolution, we expect to transfer our remaining assets to a liquidating trust at such time.
During the liquidation of our assets, we may pay our officers, directors, employees and agents, or any of them, compensation for services rendered in connection with the implementation of the Plan of Dissolution. See “Interests of Directors and Executive Officers in Approval of the Plan of Dissolution.” Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services.
Background of the Proposed Dissolution and Plan of Dissolution
Until recently, we were a technology company with a mission to enable the world’s transition to sustainable materials. On May 1, 2026, we announced, after extensive consideration of potential strategic alternatives, that our Board of Directors had unanimously approved the dissolution and liquidation of Origin Materials pursuant to the Plan of Dissolution, subject to stockholder approval. In connection with the Plan of Dissolution, we commenced reducing our workforce, which includes the planned termination of most employees by the end of the second quarter of 2026.
In July 2025, we engaged outside advisors to assist with securing equipment financing and, in November 2025, we announced that we had executed a non-binding term sheet for $20 million of such financing. In March 2026, however, we announced that the non-binding term sheet did not progress to a definitive agreement because the lender had made material reductions to the valuation assumptions underlying the debt financing.
In August 2025, at the direction of our Board of Directors, we commenced a  broad strategic review to maximize shareholder value, including the assessment of potential strategic alternatives. As part of this process, we engaged Royal Bank of Canada (“RBC”) as our strategic and financial advisor, to assist us in the process of evaluating strategic alternatives. While we have made significant strides in commercializing our PET closures, including a limited pilot launch of a still water product in August 2025, substantial additional development work would be necessary to make our closures commercially ready for more demanding applications, such as pressurized water or carbonated soft drinks, and for our prospective customers to consider purchasing closures in the volumes necessary to sustain our business. As a result, we require a large amount of financing, in addition to our cash on hand, to complete this development work, operate our business, meet obligations as they become due, and continue to build out our manufacturing capability. After a thorough review of our ongoing operations and given the prevailing public financing environment, in April 2026, we and our Board of Directors concluded that it was in the best interests of our stockholders to wind-up our operations and proceed with the orderly sale and disposition of our technology and assets.
In connection with our and the Board of Directors’ strategic review process:
•In the third and fourth quarters of 2025, RBC contacted over 40 potential investors to gauge interest in a potential equity capital raise. We were ultimately unsuccessful in our efforts to build an investor syndicate to complete a private placement of Origin securities and we subsequently pivoted to a convertible debt transaction.
•Commencing in August 2025, RBC on behalf of Origin contacted approximately 15 potential strategic partners to solicit interest in a possible business combination. We entered into non-disclosure agreements with 6 of the 15 potential strategic partners for the evaluation of a possible business combination. The non-disclosure agreements were entered into on customary terms and conditions and, among other things, restricted the disclosure of confidential information and limited the rights of a party to use confidential information except for the purpose of evaluating a possible transaction. For each of these potential parties, we reviewed management presentations and other diligence materials, and attended calls with members of management at such potential parties. All but one potential strategic partner ultimately declined to proceed following initial discussions and diligence efforts.
•Commencing in August 2025, we conducted extensive discussions with one potential strategic partner regarding a potential business combination. However, in March 2026, this potential strategic partner conditioned further discussions upon the establishment of a joint development program to further assess the commercial feasibility of our caps and closures business and indicated that it would not be in a position to consummate a potential transaction until the third quarter of 2026. In April 2026, following further evaluation of a potential business combination with such partner, given the additional diligence required and time required to complete such diligence and consummate a transaction, if any, we terminated discussions with the strategic partner.
•In November 2025, we entered into a securities purchase agreement, as amended, with an institutional purchaser, providing for the issuance in tranches of senior secured convertible notes with a principal face amount of up to $100.0 million. To date, we have received $15 million from issuance of convertible notes with an aggregate principal amount of $16.7 million. We do not currently meet the conditions for issuance of additional convertible notes and we have repaid $12.2 million of the convertible notes.
•In November 2025, we engaged a third-party consultant to evaluate our Origin 1 plan and furanics technology and intellectual property. As a result of our decision in February 2026 to suspend further investment in our furanics technology platform, we determined indications of impairment existed for Origin 1. With input from our third-party consultant, we evaluated the fair value of Origin 1 under an orderly liquidation approach as the primary valuation methodology, with corroborative consideration given to an alternative use undiscounted cash flow and eventual disposition approach. We determined that the fair value of the Origin 1 asset group was approximated at $18.0 million. As such, we recorded an impairment charge of $134.5 million.
•In February 2026, we implemented an organizational realignment to enhance our cash resources and reduce the amount of additional capital required to achieve cash-positive operations, while maintaining the required expertise and personnel to successfully launch our PET closures. The reorganization resulted in a reduction of approximately 32% of our global workforce, which was substantially completed in the first quarter of 2026. We also discontinued further investments in our furanics platform, narrowed our PET closure format development initiatives in 2026 by deferring non-beverage format development to 2027, and limited CapFormer line build-out in 2026 to the six lines already procured and scheduled to be installed by year end.

On March 25, 2026, the Board of Directors met via video conference to discuss, among other things, the results of the strategic review process to date. After a full discussion, in light of the strategic review process to date and following assessment of our remaining capital resources and rate of cash burn, as well as cash requirements we believe are necessary to achieve the commercial viability of our caps and closures business, the Board of Directors directed management to begin assessing the viability of a complete liquidation and dissolution of Origin Materials while continuing to review strategic alternatives involving a business combination or discrete sales of our technology and assets.
On April 10, 13, and 21, 2026, the Board of Directors met via video conference, with attendance from our outside legal and financial restructuring advisors. Our executive officers and outside advisors presented updates on assessment of a complete liquidation and dissolution of Origin Materials and a comparison of the estimated value of to shareholders of such an approach with alternatives, including continued engagement with a strategic partner regarding a potential business combination. As discussed above, following further evaluation of a potential business combination with such partner, given the additional diligence required and time required to complete such diligence and consummate a transaction, if any, we terminated discussions with the strategic partner. Following these meetings, we and our advisors continued to assess and plan for a potential complete liquidation and dissolution of Origin Materials, including preparation of the Plan of Dissolution.
On April 28, 2026, the Board of Directors met via video conference, with attendance from our outside legal and financial restructuring advisors. Our executive officers and outside legal and financial restructuring advisors presented the Plan of Dissolution, a description of the Dissolution and the results of their assessment, together with other advisors, of a potential complete liquidation and dissolution. During this meeting, members of the Board of Directors had the opportunity to ask questions about the legal aspects of the Plan of Dissolution and the Dissolution, and the Board of Directors’ questions were answered by our outside advisors and executive officers. The Board of Directors discussed the viability and potential realizable value to stockholders of other strategic alternatives in light of prevailing financing and economic conditions and the results of negotiations and, discussions with potential strategic partners. After a full discussion, with our executive officers and among themselves, the Board of Directors unanimously determined that the Dissolution was advisable and in the best interests of Origin Materials and our stockholders, and the Board of Directors resolved to adopt the Plan of Dissolution and present the Plan of Dissolution for stockholder approval.
On May 1, 2026, we announced the Board of Directors’ adoption of the Plan of Dissolution and our intention to proceed with the Dissolution and seek stockholder approval of the Plan of Dissolution.
Reasons for the Dissolution
The decision of the Board of Directors to seek your approval for the Dissolution Proposal followed a lengthy process in which the Board of Directors consulted with management and financial, accounting and legal advisors and carefully considered the risks, timing, viability and potential impact to our stockholders of the alternatives potentially available to us. Based on such consideration and analysis, the Board of Directors determined that the Dissolution pursuant to the Plan of Dissolution is advisable and in the best interests of Origin Materials and our stockholders.
The Board of Directors considered the following factors, among others, in favor of the Dissolution pursuant to the Plan of Dissolution:
•the fact that we had been working with RBC to assist in reviewing and evaluating a full range of strategic alternatives to enhance stockholder value since August 2025, and despite these efforts, we have been unsuccessful in identifying and completing a strategic transaction, including a business combination, that would have a reasonable likelihood of providing value to our stockholders in excess of the amount the stockholders would receive in the Dissolution;
•the fact that our management and certain members of our Board of Directors, with the assistance of RBC, actively canvassed the market for possible transactions and evaluated numerous potential transactions;

however, these efforts also failed to identify a potential strategic transaction that would have a reasonable likelihood of providing value to our stockholders in excess of the amount the stockholders would receive in the Dissolution;
•the low probability that we would be presented with, or otherwise identify, within a reasonable period of time under current circumstances, any viable opportunities to engage in an attractive alternative strategic transaction that would provide value to our stockholders in excess of the amount the stockholders would receive in the Dissolution;
•the determination by our Board of Directors, after conducting a review of our financial condition, evaluation of potential strategic alternatives, including prospects for a business combination or sale of Origin Materials as a whole, the results of operations and our future business prospects, that continuing to operate as a going concern is not reasonably likely to create greater value for the stockholders the value that may be obtained for the stockholders in the Dissolution;
•commencing the dissolution process under the DGCL may facilitate an earlier resolution of any claims against us and, in turn, earlier distributions to our stockholders of the residual value of our assets;
•the material costs associated with our business operations, including accounting, legal and other expenses in connection with operating as a publicly traded company, which we expect should be materially reduced following dissolution;
•the Dissolution Proposal is subject to approval by our stockholders and allows stockholders to have a direct vote on whether they concur with such proposal;
•the fact that approval of the Plan of Dissolution by our stockholders authorizes our Board of Directors and officers to implement the Plan of Dissolution without further stockholder approval;
•the terms and conditions of the Plan of Dissolution permit the Board of Directors to abandon or delay implementation of the dissolution prior to the filing of the Certificate of Dissolution if it determines that, in light of new proposals presented or changes in circumstances, a dissolution is no longer advisable and in the best interests of Origin Materials and our stockholders; and
•that under the DGCL, if the circumstances justifying the Dissolution change, the Certificate of Dissolution may be revoked after the Effective Time if the Board of Directors adopts a resolution recommending revocation and if the stockholders originally entitled to vote on the Dissolution approve such revocation at a meeting of stockholders.
The Board of Directors also considered certain material risks or potentially unfavorable or negative factors in arriving at its conclusion that the Dissolution is advisable and in the best interests of Origin Materials and our stockholders, including, among others:
•there are uncertainties as to the timing, nature and amount of the Initial Liquidation Distribution, and the amounts we would ultimately distribute to our stockholders pursuant to the Plan of Dissolution may be substantially less than the amounts we currently estimate if the value realized upon the sale of our remaining assets, the amounts of our liabilities, other obligations and expenses or claims against us are higher than we currently anticipate;
•it is possible that the Initial Liquidation Distribution that would be paid to a stockholder under the Plan of Dissolution would not exceed the amount that the stockholder could have received upon sales of their shares of common stock in the open market;
•the uncertainty of value, if any, of remaining assets of Origin Materials;

•the sale, distribution, or other disposition of our remaining assets generally will be a taxable transaction for Origin Materials and may result in corporate-level U.S. federal, state, and local tax;
•the announcement of the Dissolution Proposal may have caused significant turnover in our stockholder base, which may cause us to undergo an “ownership change” (generally defined as a greater than 50 percentage point change (by value) in our equity ownership over a three-year period) and limit our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes;
•the Board of Directors and our officer may have interests in the Plan of Dissolution that are different from, or in addition to, the interests of stockholders generally;
•in the event we fail to create adequate reserves for payment of the amounts ultimately payable in respect of expenses and liabilities, creditors may seek recovery from our stockholders and our stockholders may be required to return to certain creditors some or all of the liquidating distributions;
•the fact that, under the DGCL, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the Dissolution;
•potential changes in applicable laws (including tax laws) and regulations; and
•if the Dissolution pursuant to the Plan of Dissolution is approved by our stockholders, holders of shares of our common stock would generally not be permitted to transfer the shares of common stock after the Effective Time, and such lack of liquidity may adversely affect the trading prices of our common stock prior to the Effective Time.
Our Board of Directors also considered the other factors described in the section titled “Risk Factors” of this Proxy Statement and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 filed with the SEC, in deciding to approve, and recommend that our stockholders approve, the Plan of Dissolution.
The preceding discussion is not intended to be an exhaustive description of the information and factors considered by our Board of Directors, but addresses the material information and factors considered. In view of the variety of factors considered in connection with its evaluation of the Plan of Dissolution, our Board of Directors did not find it practical and did not quantify or otherwise attempt to assign relative weight to the specific factors considered in reaching its conclusions. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above. In considering the factors described above, individual members of our Board of Directors may have given different weight to different factors.
At this time, our Board of Directors has considered all of the strategic alternatives the Board of Directors has to date considered feasible and has determined that the Dissolution is advisable and in the best interests of Origin Materials and our stockholders, and to return to our stockholders our remaining assets and/or cash that are not necessary to provide for our liabilities. The Board of Directors, however, retains the right to consider additional alternatives that may develop and abandon or delay implementation of the Plan of Dissolution should a superior alternative arise before the filing of the Certificate of Dissolution with the Delaware Secretary of State.
Delaware Law Applicable to our Dissolution
We are a corporation organized under the laws of the State of Delaware and the Dissolution will be governed by the DGCL. The following is a brief summary of some of the DGCL provisions applicable to the Dissolution. The following summary is qualified in its entirely by Sections 275 through 283 of the DGCL, which are attached to this proxy statement as Annex B.

Delaware Law Generally
•Authorization of Board of Directors and Stockholders. If a corporation’s board of directors deems it advisable that the corporation should dissolve, it may adopt a resolution to that effect by a majority vote of the whole board and notify the corporation’s stockholders entitled to vote on the dissolution of the adoption of the resolution and the calling of a meeting of stockholders to act on the resolution. Our Board of Directors has unanimously adopted a resolution deeming the Dissolution advisable and in the best interests of Origin Materials and our stockholders. This proxy statement and its accompanying materials constitute a notice to this effect to our stockholders and a notice of the Special Meeting at which our stockholders of record on the Record Date may vote to approve the Dissolution, among other matters. The Dissolution must be authorized and approved by the holders of a majority of our outstanding common stock on the record date entitled to vote on the Dissolution Proposal.
•Certificate of Dissolution. If a corporation’s stockholders authorize its dissolution, to consummate the dissolution the corporation must file a certificate of dissolution with the Secretary of State of the State of Delaware. If our stockholders authorize the Dissolution at the Special Meeting, we plan to file the Certificate of Dissolution with the Secretary of State of the State of Delaware before September 30, 2026, but recognize this may be delayed. Ultimately, the timing of such filing is subject to the discretion of the Board of Directors.
•Possible Permitted Abandonment of Dissolution. The resolution authorizing a dissolution adopted by a corporation’s board of directors may provide that, notwithstanding authorization of the dissolution by the corporation’s stockholders, the board of directors may abandon the dissolution without further action by the stockholders. While we do not currently foresee any reason that our Board of Directors would abandon our proposed Dissolution once it is authorized by our stockholders, to provide our Board of Directors with the maximum flexibility to act in the best interests of our stockholders, the resolutions adopted by our Board of Directors included this kind of provision.
•Time of Dissolution. When a corporation’s certificate of dissolution is filed with the Secretary of State of the State of Delaware and has become effective, along with the corporation’s tender of all taxes (including Delaware franchise taxes) and fees authorized to be collected by the Secretary of State of the State of Delaware, the corporation will be dissolved.
Continuation of the Corporation After Dissolution
A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during this survival period does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the three-year period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery. The Plan of Dissolution will govern our winding up process after dissolution, and is described in further detail under the heading “Description of our Plan of Dissolution and Dissolution Process” below.
Description of our Plan of Dissolution and Dissolution Process
The Dissolution will be conducted in accordance with the Plan of Dissolution, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. The following is a summary of our Plan of Dissolution and does not purport to be complete or contain all of the information that is important to you. To understand our Plan of Dissolution more fully, you are urged to read this proxy statement as well as the Plan of Dissolution. Our Plan of Dissolution may be modified, clarified or amended by action by our Board of Directors at any time and from time to time, as further described below.

Authorization and Effectiveness
Our Plan of Dissolution may be filed with the Secretary of State of Delaware after the holders of a majority of the outstanding common stock entitled to vote on the Dissolution Proposal have authorized the Dissolution and will constitute our authorized plan and will evidence our authority to take all actions described in the Plan of Dissolution. If the Dissolution is approved by our stockholders, the timing of the filing of a Certificate of Dissolution will be subject to the discretion of the Board of Directors. The Effective Time will be when the Certificate of Dissolution is filed with the office of the Secretary of State of the State of Delaware or such later date and time that is stated in the Certificate of Dissolution.
Survival Period
For three years after the Effective Time (or such longer period as the Delaware Court of Chancery may direct), or the Survival Period, we will continue as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against us; settling and closing our business; disposing of and conveying our property; discharging our liabilities in accordance with the DGCL; and distributing our remaining assets to our stockholders. We will no longer engage in our existing business operations, except to the extent necessary to preserve the value of our assets and wind up our business affairs in accordance with our Plan of Dissolution. We anticipate that all distributions to our stockholders will be made in cash, and may be made at any time, from time to time, in accordance with the DGCL.
General Liquidation, Winding Up and Distribution Process
If the Plan of Dissolution is approved by the requisite vote of our stockholders, the steps set forth below will be completed at such times as the Board of Directors, in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of our stockholders:
•the filing of a Certificate of Dissolution with the Delaware Secretary of State;
•the cessation of all of business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, if any;
•the collection, sale, exchange or other disposition of remaining non-cash property and assets;
•the payment of or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or un-matured contractual claims known to us;
•the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party;
•the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to us or that have not arisen but that, based on facts known to us, are likely to arise or become known to us within ten years after the date of dissolution;
•the setting aside of a contingency reserve consisting of cash and/or property to satisfy such claims and contingent obligations of Origin Materials;
•the making of the Initial Liquidation Distribution to our stockholders of record determined as of the Final Record Date;
•the taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.
Estimated Distribution to Stockholders
It is our current intention to make the Initial Liquidation Distribution to our stockholders of record as of the Final Record Date as soon as practicable following the filing of the Certificate of Dissolution with the Delaware Secretary of State as our remaining non-cash assets are sold and creditor claims and contingent liabilities are paid and settled. Prior to such liquidating distribution, under the DGCL, we are required to pay or provide for payment of all of our liabilities and obligations, including contingent liabilities. In determining whether adequate provision is being made for any outstanding liabilities or wind up costs, the Board of Directors may consider a variety of factors. For example, in the case of outstanding disputed or contingent liabilities or potential liabilities, including from governmental authorities, considerations may include the estimated maximum amount of a potential claim, the likelihood that such claim will be resolved in the claimant’s favor or that the contingency will occur, and any mitigating factors including availability of insurance. Further, our ability to make a liquidating distribution could be adversely affected if any unanticipated liabilities or claims arise prior to the anticipated distribution.
Uncertainties as to the amount to be received from the sale of our remaining non-cash assets and the amount of liabilities make it impossible to predict precisely the aggregate amount that will ultimately be available for distribution. We will continue to incur claims, liabilities and expenses (including operating costs, salaries, taxes, legal and accounting fees and miscellaneous expenses) following the approval of the Dissolution pursuant to the Plan of Dissolution. These claims, liabilities and expenses, as well as any disputed or contingent liabilities or potential liabilities, will reduce the amount of cash and assets available for ultimate distribution to our stockholders.
Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.
Based on the assumptions set forth below, among others, we intend to distribute to our stockholders of record as of the Final Record Date between $0.61 and $3.54 per share of common stock (based on 5,502,770 shares outstanding as of May 8, 2026). This estimate of the amount that may be available for the Initial Liquidation Distribution assumes, among other things:
•that there will be no lawsuits filed or claims asserted against us or our officer or directors prior to or following the approval of the Dissolution pursuant to the Plan of Dissolution;
•that the dissolution and wind up of Origin Materials will be completed within three years of the filing of the Certificate of Dissolution;
•a reserve of approximately $2.0 million for all unknown or potential claims and contingencies that could arise after the filing of the Certificate of Dissolution; and
•that the amount of our anticipated liabilities as of the approval of the Plan of Dissolution will not exceed the estimates contained in the table below.
Any one or more of these assumptions may prove to be wrong, which could reduce the amount available to distribute to our stockholders. We do not plan to resolicit stockholder approval for the Dissolution pursuant to the Plan of Dissolution even if the amount ultimately distributed to our stockholders changes significantly from the estimates set forth in this proxy statement.
The amount of cash ultimately distributed to our stockholders in the Initial Liquidation Distribution depends on the accuracy of our assumptions and estimates. We have attempted to make reasonable estimates and assumptions, however, if any of such estimates or assumptions are inaccurate, the amount we distribute to our stockholders may be substantially less than the amount we currently estimate. See “Risk Factors - The amount we distribute to our stockholders in the Initial Liquidation Distribution may be substantially less than the amount we currently estimate if the amounts of our liabilities, other obligations and expenses or claims against us are higher than we currently anticipate or larger contingency reserves are established.”
The following table sets forth our basis for calculating our estimate of the Initial Liquidation Distribution to our stockholders of record as of the Final Record Date. The following table is based upon several assumptions, including those set forth above, and estimates of certain liabilities. Our estimates for the proceeds from the sale of assets reflect what we believe to be their net realizable value within a reasonable range from low to high, in the context of an orderly wind down in which assets are sold on a stand-alone basis. To determine these values, we have utilized third-party valuation experts, investment bankers, real estate brokers, board expertise, and management forecasts. If our assumptions or estimates prove to be incorrect, our stockholders may ultimately receive substantially more or less in liquidating distributions. We do not plan to resolicit stockholder approval for the Dissolution pursuant to the Plan of Dissolution even if the amount ultimately distributed to our stockholders changes significantly from the estimates set forth in this proxy statement.

ESTIMATED INITIAL LIQUIDATION DISTRIBUTION TO STOCKHOLDERS

(in millions, except for share and per share amounts)	Low	High
Cash and cash equivalents as of March 31, 2026	$32.60	$32.60
Estimated Proceeds, Expenses and Cash Reserves
Collection of accounts receivable	4.25	6.45
Assumed proceeds from sale of manufacturing equipment and related intellectual property	30.40	43.55
Assumed proceeds from sale of land	7.65	8.10
Operating expenses after March 31, 2026(1)	(12.50)	(11.50)
Equipment and other debt	(26.60)	(26.60)
Canadian government R&D program debt	(16.85)	(16.85)
Assumed severance/retention amounts for employees(2)	(3.95)	(3.75)
Assumed MIP Payout(3)	—	(1.50)
Accounts payable and accrued liabilities(4)	(6.60)	(6.10)
Insurance(5)	(3.05)	(2.90)
Reserve for potential or unanticipated claims and contingencies	(2.00)	(2.00)
Total	(29.25)	(13.10)
Estimated cash to distribute to stockholders	3.35	19.50
Assumed shares outstanding(6)	5,502,770	5,502,770
Estimated Initial Liquidation Distribution per share	$0.61	$3.54

(1)    Estimated operating expenses following March 31, 2026, for personnel and other expenses to conduct our wind-up operations but exclusive of all other line items specifically allocated in the table above.
(2)    Estimated severance costs for employees involved in wind up operations.
(3)    Estimated Management Incentive Payout based upon the criteria outlined on page 39 of this proxy.
(4)    Estimated accounts payable and accrued liabilities as of March 31, 2026.

(5)    Estimated range of cash use for the purchase of insurance, including directors’ and officers’ liability insurance covering a six-year extended reported period.
(6)    Based on 5,502,770 shares of common stock outstanding as of May 8, 2026
Asset Sales Assumed in the Initial Liquidation Distribution
The Initial Liquidation Distribution assumes sales of certain categories of assets described generally below. We expect to sell all of our assets for cash. For certain of our assets, like our caps and closures equipment and intellectual property, our sales strategy is to run a formal sales process for these assets as a package. We are targeting a number of well-capitalized closure companies with the means to fully implement our 100% PET solution in the $65 billion market, which we expect will maximize the price paid for our technology and related assets through a competitive bidding process. We intend to apply the same strategy to sell our Origin 1 manufacturing facility in Sarnia, Ontario, Canada and related furanics intellectual property.
Accounts Receivable
This asset category consists of gross accounts receivable of $10.8 million at March 31, 2026 associated with two customers of our supply chain activation business. Net of reserves for doubtful accounts, these receivables totaled $5.4 million as of March 31, 2026. Failure to collect these receivables could adversely affect our ultimate cash balance available for distribution to stockholders in the Dissolution.
Manufacturing Equipment and Related Intellectual Property
This category consists of tangible and intangible assets including our caps and closures manufacturing equipment and related caps and closures intellectual property. Our sales strategy aims to sell these assets together as a package to a strategic commercial entity with the means to develop, implement and commercialize our caps and closures technology. If we are unable to sell these assets as a package we would expect to realize significantly fewer proceeds upon their sale. This category also includes the Origin 1 manufacturing facility in Canada and related furanics intellectual property. Origin 1 sits on approximately two acres of land and contains an analytical laboratory and office space. We have significant debt obligations with respect to our Origin 1 manufacturing facility under a Canadian government program. If we are unable to sell Origin 1 and related furanics intellectual property as a package that includes the assumption of our debt obligations, or the net proceeds of the sale are insufficient to repay in full our debt obligations, our ultimate cash balance available for distribution to stockholders in the Dissolution could be adversely affected.
Real Property
Land for sale represents approximately 152 acres of industrial property located in Geismar. Louisiana, which currently is listed for sale at $70,000 per acre. Estimated amounts represent sale of the property net of real estate commissions and possible incentive discounts. A third-party appraisal and recent local real estate benchmark activity suggests the current list price represents fair market value; however, we cannot guarantee that we will ultimately sell such property at its current list price or when we will consummate such sale. We may be forced to lower the sale price or offer additional sales incentives to sell such property, which would adversely affect the cash balance available for distribution to stockholders in the Dissolution.
The amount of cash ultimately distributed to our stockholders in the Initial Liquidation Distribution depends in part on the accuracy of the assumptions and estimates set forth above. We have attempted to make reasonable estimates and assumptions; however, if any of such estimates or assumptions are inaccurate, the amount we distribute to our stockholders may be substantially less than the amount we currently estimate. For additional information, please refer to the section titled “Risk Factors” beginning on page 19 of this proxy statement.
We are unable to predict the precise amount or timing of any additional liquidating distributions following the Initial Liquidation Distribution.The timing and amount of any such additional liquidating distributions will depend upon the actual expenses incurred, the timing of the resolution of matters for which we have established the contingency reserve, the amount to be paid in satisfaction of such contingencies as well as our ability to convert our remaining assets to cash. Although our Board of Directors has not established a firm timetable for the liquidating distributions, subject to contingencies inherent in winding up our business, our Board of Directors intends to make such distributions as promptly as practicable. Subject to the requirements of Delaware law, we expect to make a final distribution prior to the third anniversary of the Dissolution.
Continuing Employees and Consultants
During the Survival Period, we may select, retain, hire, employ or contract with employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board of Directors may determine, from time to time, to be necessary or advisable to effect the Dissolution as described in our Plan of Dissolution. The Board of Directors expects that during the Dissolution, the number of employees of Origin Materials will be reduced substantially following the Effective Time and as our various assets are disposed of in accordance with our Plan of Dissolution. The Board of Directors also expects that outside legal and financial advisors will be retained to assist with the Dissolution.
After filing the Certificate of Dissolution, most members of the Board of Directors are expected to resign, and the Board of Directors expects it will reduce the size of the Board of Directors accordingly to save costs.
We may, in the absolute discretion of the Board of Directors, pay our officer, directors, employees, consultants, agents and other representatives, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they will be required to undertake in connection with the implementation of the Plan of Dissolution. Refer to “Interests of Directors and Executive Officers in Approval of the Plan of Dissolution” for more information.
Costs and Expenses
We will pay all costs and expenses that the Board of Directors may determine from time to time to be necessary or advisable to effect the Dissolution in accordance with the Plan of Dissolution and as may be necessary or advisable to continue our existence and operations. These costs and expenses may include, without limitation, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to Origin Materials in connection with the matters described in the Plan of Dissolution and costs incurred to comply with contracts to which we are a party.
Indemnification
We will continue to indemnify our officer, directors, employees and agents in accordance with, and to the extent required or permitted by, the DGCL, our certificate of incorporation, our bylaws and any contractual arrangements, whether these arrangements existed before the Dissolution or were entered into after the Dissolution. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of the Plan of Dissolution will be covered to the same extent that they were covered before the Effective Time. The Board of Directors is authorized to obtain and maintain insurance as may be necessary to cover our indemnification obligations.
Stockholder Approval
Authorization of the Dissolution by the holders of a majority of the outstanding stock of Origin Materials entitled to vote thereon shall constitute approval of all matters described in this proxy statement relating to the Dissolution, including our Plan of Dissolution. Authorization of the Dissolution by the holders of a majority of the outstanding stock of Origin Materials shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of Origin Materials after the Effective Time, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We note that we have not solicited, and do not intend to solicit, affiliates to purchase our assets as part of the Plan of Dissolution. The Plan of Dissolution is not intended as a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act. In the event that our plans change, and we engage in a transaction identified in Rule 13e-3 with an affiliate, we would comply with the requirements of Rule 13e-3, including filing a Schedule 13e-3.
Subsidiaries
As part of the Dissolution, we will need to take actions with respect to each of our direct and indirect subsidiaries, based on the advice and counsel of our legal and other advisors and in accordance with the requirements of the laws and charter documents governing each subsidiary, to liquidate, dissolve or otherwise wind up each such subsidiary.
Contingent Liabilities; Contingency Reserve
Under the DGCL, we are required, in connection with our dissolution and liquidation, to pay or make reasonable provision for payment of all of our liabilities and obligations. Following the approval of the Plan of Dissolution by our stockholders, we will pay or make reasonable provision to pay all known liabilities. In addition, we currently estimate that we will establish a reserve for unanticipated claims of approximately $2.0 million, which will be used to satisfy contingent and unknown liabilities as they become due. The estimated amount of the contingency reserve is based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and a review of our estimated operating expenses and future estimated liabilities. There can be no assurance that the contingency reserve will be sufficient. If any of our estimates, including estimates relating to the costs of the liquidation process and of satisfying outstanding obligations, liabilities and claims during the liquidation process, are inaccurate, we may be required to increase the amount of the contingency reserve. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied or resolved in full, we will distribute any remaining portion of the contingency reserve.
Under the DGCL, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by any liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors, out of the amounts theretofore received by such stockholder from us or from any liquidating trust or trusts, of such stockholder’s pro rata share of such excess.
If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the Plan of Dissolution.
Legal Claims
We will defend any claims against Origin Materials, our officers or directors or our subsidiaries, whether a claim exists before the Effective Time or is brought during the Survival Period, based on advice and counsel of our legal and other advisors and in such manner, at such time and with such costs and expenses as our Board of Directors may approve from time to time. During the Survival Period, we may continue to prosecute any claims that we had against others before the Effective Time and may institute any new claims against any person as the Board of Directors may determine necessary or advisable to protect us and our assets and rights or to implement the Plan of Dissolution. At the Board of Directors’ discretion, we may defend, prosecute or settle any lawsuits, as applicable.

From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe could have a material adverse effect on our business, operating results or financial condition.
Stock of the Company; Final Record Date
The Final Record Date will be the date upon which we file the Certificate of Dissolution with the Delaware Secretary of State. We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the Final Record Date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the Final Record Date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur after the Final Record Date. The trading market for our common stock may be limited prior to the Final Record Date. See “- Description of the Plan of Dissolution and Dissolution Process - Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”
The Initial Liquidation Distribution will be made to stockholders of record as of the Final Record Date according to their holdings of common stock as of the Final Record Date.
Listing and Trading of the Common Stock
If our stockholders approve the Plan of Dissolution, we intend to close our stock transfer books on the Final Record Date and will cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease after the Final Record Date. See “Risk Factors - We intend to close our stock transfer books at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.”
Unclaimed Distributions
If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered a certificate evidencing ownership of our common stock or provided other evidence of ownership as required in the Plan of Dissolution or by the Board of Directors or for any other reason, the distribution to which the stockholder is otherwise entitled will be transferred, at such time as the final liquidating distribution is made by us, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of Origin Materials or any other stockholder.
Liquidating Trust
While we do not currently propose transferring our assets to a liquidating trust, we may do so if deemed appropriate by our Board of Directors, based on advice of our legal, tax and accounting advisors. We may, for example, transfer assets to a liquidating trust if we are unable to complete the Dissolution within the initial three-years of the Survival Period.
It is anticipated that the interests in any liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to any liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material U.S. Federal Income Tax Consequences of the Dissolution”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.
Abandonment, Exceptions, Modifications, Clarifications and Amendments
Notwithstanding the authorization of the Dissolution by our stockholders as described in this proxy statement, our Board of Directors will have the right, as permitted by the DGCL, to abandon the Dissolution at any time before it becomes effective and terminate our Plan of Dissolution, without any action by our stockholders, if our Board of Directors determines that to do so is in the best interest of Origin Materials and our stockholders. Without further action by our stockholders, our Board of Directors may, to the extent permitted by Delaware law, waive, modify or amend any part of our Plan of Dissolution, and may provide for exceptions to or clarifications of the terms of our Plan of Dissolution. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.
Our Certificate of Incorporation and Bylaws and the DGCL
During the Survival Period, we will continue to be governed by our certificate of incorporation and bylaws, insofar as their terms apply and insofar as necessary or appropriate to implement our Plan of Dissolution. Our Board of Directors will continue to have the authority to amend our bylaws as it may deem necessary or advisable. To any extent that the provisions of our Plan of Dissolution conflict with any provision of the DGCL, the provisions of the DGCL shall prevail.
Treatment of Equity Awards
Pursuant to the terms of the equity incentive plans, under which all options to acquire shares of our common stock have been granted, all outstanding options, whether currently vested or unvested, will accelerate and terminate immediately prior to a dissolution of Origin Materials. We will give notice to holders of outstanding stock options of our plans to dissolve and liquidate, and allow these holders to exercise their vested stock options prior to our dissolution. Unless and until an option is exercised and payment of the applicable exercise price is made, option holders are not entitled to any cash distributions with respect to their options payable under the Plan of Dissolution.
We intend to terminate all our equity incentive plans effective upon the Dissolution, and all equity awards that remain outstanding and unvested upon the Dissolution will be terminated.
Professional Fees and Expenses
It is specifically contemplated that we will obtain legal and accounting advice and guidance from one or more law and accounting firms in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the liquidation and dissolution of our subsidiaries, the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our certificate of incorporation and bylaws, the DGCL or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to us in connection with the collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Dissolution.
Authority of the Board of Directors
Our Board of Directors, without further action by our stockholders, is authorized to take, or cause management to take, all actions as they deem necessary or advisable to implement our Plan of Dissolution. All determinations and decisions to be made by our Board of Directors will be at the absolute and sole discretion of our Board of Directors.
Interests of Directors and Executive Officers in Approval of the Plan of Dissolution
Members of our Board of Directors and our executive officers may have interests in the approval of the Plan of Dissolution that are different from, or are in addition to, the interests of our stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Plan of Dissolution.
In connection with our liquidating distributions, the members of our Board of Directors and our executive officers will be entitled to the same cash distributions as our stockholders based on their ownership of shares of our common stock, which is detailed below.
Severance and Retention Benefits
In connection with the decision to proceed with the Plan of Dissolution, John Bissell stepped down as our Chief Executive Officer, effective May 1, 2026. Mr. Bissell will continue to serve as a director on the Board of Directors. Mr. Bissell is entitled to certain severance payments pursuant to his Executive Officer Retention Agreement, dated March 9, 2026. Mr. Bissell has provided us with a release of claims covering the period of his employment and will therefore receive a severance payment equivalent to four months of his base salary plus four months of premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or COBRA, less applicable withholdings and deductions.
To retain their services implementing the Plan of Dissolution, Matt Plavan, our Interim Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, and Joshua Lee our General Counsel and Chief Compliance Officer, each entered into an Amended and Restated Executive Officer Retention Agreement and General Release, dated May 1, 2026. Pursuant to these agreements, Messrs. Plavan and Lee each provided us with a release of claims covering the period of their employment through the effective date of the agreement, and therefore are entitled to:
•a 25% increase to their respective base salary; and
•a retention bonus, such amount equal to six months of their respective base salaries and six months of COBRA benefits premiums, paid 20% in the last pay period of each month for up to four months, with the final payment of 20% paid upon the termination of Messrs. Plavan's and Lee's employment, other than for cause, provided that each timely signs and provides us with an effective release of claims covering the period from May 1, 2026 through the date of terminations.
In addition, in the event Mr. Plavan or Mr. Lee is terminated other than for cause prior to receiving one or more of the four monthly payments, their final payment upon termination will include such payments in addition to the final 20% payment. Messrs. Plavan and Lee will not be eligible for any additional or separate severance payments or the acceleration of any outstanding equity awards.

The table below sets forth the severance and retention benefits our executive officers are entitled to receive.

Name	Cash Severance/Retention Payment	Additional Base Salary	COBRA Benefits	Aggregate Benefits
John Bissell	$100,000	$–	$9,815	$109,815
Matt Plavan	175,000	(1)	8,618	183,618
Joshua Lee	145,000	(2)	5,798	150,798
______________________
(1) Mr. Plavan is entitled to $7,291.66 per month of additional base salary commencing May 1, 2026 through the date of termination of employment. Such aggregate amount is indeterminable as of the date of this proxy statement.
(2) Mr. Lee is entitled to $6,041.66 per month of additional base salary commencing May 1, 2026 through the date of termination of employment. Such aggregate amount is indeterminable as of the date of this proxy statement.

Management Incentive Plan
In connection with the Plan of Dissolution, the Board of Directors has approved a Management Incentive Plan (the “MIP”), designed to incentivize our executive officers and employees to maximize the proceeds from the sale of our technology and assets. Mr. Bissell is not eligible to participate in the MIP.
Pursuant to the terms of the MIP, a bonus pool will begin to accrue as we sell our assets, but no bonus payments will be made to participants in the MIP unless and until our (i) obligations to secured and unsecured creditors have been satisfied and (ii) we have made a liquidation distribution to our stockholders of at least $1.00 per share ((i) and (ii), the "Bonus Conditions"). Once the Bonus Conditions have been satisfied, bonus payments will be made to participants in the MIP until the bonus pool accrued to that point has been exhausted, after which point the bonus pool will continue to accrue and be paid out pro rata with distributions to shareholders. The bonus pool will begin accruing at a rate of 2% of gross asset value ("GAV") (that is, the gross proceeds from the sale of assets), and the rate will increase with respect to the portion of GAV that exceeds certain thresholds: to 3% for the portion of GAV above $25 million, 4% above $50 million, 5% above $60 million, 8% above $70 million, and finally 9% for that portion of GAV that exceeds $80 million. Bonus payments, if any, will be allocated between our eligible executive officers and other employees. Our eligible executive officers may receive an aggregate maximum of 25% of the bonus pool with 2.5% of this amount reallocated to certain non-executive employees for every $5 million by which the GAV obtained for Origin's intellectual property exceeds $5 million. Neither of our executive officers may receive payment of more than $500,000 pursuant to the MIP. Participants in the MIP who voluntarily resign or are terminated for cause will not be eligible to receive a bonus payment.
In the event we achieved the low estimate of the Initial Liquidation Distribution, Messrs. Plavan and Lee would not be entitled to receive bonus payments pursuant to the MIP. In the event we achieved the high estimate of the Initial Liquidation Distribution, Messrs. Plavan and Lee would be entitled to receive bonus payments pursuant to the MIP in the amounts shown below.

Name	Bonus Pool	Bonus Percentage	Bonus Amount
Matt Plavan	$1,491,950	25%	$372,988
Joshua Lee	1,491,950	25%	372,988

Equity Ownership
Members of our Board of Directors and our executive officers own, as of the date of this filing, an aggregate of 115,691 shares of our outstanding common stock and RSUs (both vested and unvested) for 27,777 shares of common stock as follows:

Beneficial Owner	Number of Shares of Common Stock Held	Number of RSUs Held

John Bissell	48,932	—
Matt Plavan	22,792	20,277
Joshua Lee	12,230	7,500
Kathleen B. Fish	9,273	5,763
William J. Harvey	5,690	5,763
John Hickox	3,698	25,458
Craig A. Rogerson	—	18,692
Jim Stephanou	—	11,758
R. Tony Tripeny	13,076	12,809
All executive officers and directors as a group (9 persons)	115,691	108,020

See “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the number of shares of common stock beneficially owned by our directors and executive officers.
The exercise price of all outstanding stock options held by our directors and our executive officers is higher than $4.19 per share. All outstanding options, whether currently vested or unvested, will terminate immediately prior to the effectiveness of the Dissolution.
Director Compensation
Cash
Pursuant to our non-employee director compensation policy, our non-employee directors currently receive annual cash retainers and equity awards for their service on the Board of Directors and committee service. The Board of Directors has elected receive cash retainers in 2026, but will not be granted any equity awards, for Board and committee service during 2026. Pursuant to our non-employee director compensation policy, each non-employee director is entitled to a $50,000 annual cash retainer. The members of Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Operational Excellence Committee are also entitled to an annual cash retainer of $10,000, $5,000, and $5,000, respectively, other than the chair of each such committee, who is entitled to an annual cash retainer of $20,000, $15,000, and $15,000, respectively. The non-employee director compensation policy shall cease and be terminated as of the filing of the certificate of dissolution with the Secretary of State of the State of Delaware.
Equity Awards
On May 6, 2026, the Board of Directors approved the acceleration of unvested RSUs held by two of our directors (John Hickox - 3,063 shares; and Jim Stephanou - 342 shares). The RSUs will be settled and the shares issued thereunder on the 30th day following the resignation of such director.

Indemnification and Insurance
In connection with the Dissolution, we will continue to indemnify our directors and officer to the maximum extent permitted in accordance with applicable law, our certificate of incorporation and bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs. Our Board of Directors is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.
As a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the Plan of Dissolution, including the Dissolution contemplated thereby, than our other stockholders.
Material U.S. Federal Income Tax Consequences of the Dissolution
The following discussion is a summary of certain material U.S. federal income tax consequences of the Dissolution to U.S. Holders and Non-U.S. Holders (each as defined below and, collectively, Holders), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, or the Treasury Regulations, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below.
This discussion is limited to Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, or the alternative minimum tax. In addition, this discussion does not address tax consequences relevant to Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•U.S. Holders whose functional currency is not the U.S. dollar;
•persons that hold our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•real estate investment trusts or regulated investment companies;
•brokers, dealers, or traders in securities, commodities, or currencies;
•“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax;
•S corporations, partnerships, or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations (including private foundations) or international or governmental organizations;
•persons deemed to sell our common stock under the constructive sale provisions of the Code;
•persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•tax-qualified retirement plans;
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and
•persons that own, or are deemed to own, more than 5% of our stock (by vote or value).
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISSOLUTION ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION, OR ANY APPLICABLE INCOME TAX TREATY.
U.S. Holder and Non-U.S. Holder
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that is not an entity treated as a partnership for U.S. federal income tax purposes and that, for U.S. federal income tax purposes, is:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a United States person under applicable Treasury Regulations.
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a U.S. Holder nor an entity treated as a partnership for U.S. federal income tax purposes.
U.S. Federal Income Tax Consequences of the Dissolution
We intend for distributions made pursuant to the Plan of Dissolution to be treated as a series of distributions in complete liquidation of Origin Materials governed under Section 331 of the Code, and this discussion assumes that such treatment will be respected.
U.S. Federal Income Tax Consequences of the Dissolution to the Company
We generally will recognize gain or loss equal to the difference, if any, between the fair market value of any non-cash asset we distribute pursuant to the Plan of Dissolution, and our adjusted tax basis in such asset. If a stockholder assumes a liability in connection with the Dissolution, the discharge of such liability in the Dissolution may increase our recognized gain.
In addition, until all of our assets have been distributed pursuant to the Plan of Dissolution and the Dissolution is complete, we will continue to be subject to U.S. federal income tax on our income, if any, such as interest income. We generally will also recognize gain or loss, if any, upon the sale of any of our assets in connection with the

Dissolution equal to the difference, if any, between (x) the fair market value of the consideration received for such assets and (y) our adjusted tax basis in such assets. Any of the foregoing tax liabilities will reduce the cash available for distribution pursuant to the Plan of Dissolution.
Holders should consult their tax advisors regarding the tax consequences of the Dissolution to Origin Materials and any resulting impact to Holders in their particular circumstances.
U.S. Federal Income Tax Consequences of the Dissolution to Holders
Each Holder generally will be treated as receiving its portion of distributions made pursuant to the Plan of Dissolution in exchange for its shares of our common stock. If a Holder holds different blocks of shares of our common stock (generally, shares of our common stock purchased or acquired on different dates or at different prices), the Holder’s portion of such distributions must be allocated among the several blocks of shares in the proportion that the number of shares in a particular block bears to the total number of shares owned by the Holder.
U.S. Holders. Distributions made pursuant to the Plan of Dissolution to a U.S. Holder will be treated as received by the U.S. Holder in exchange for the U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain, while any adjusted tax basis remaining in such shares following the final distribution made pursuant to the Plan of Dissolution will be treated as a capital loss. Any such gain or loss generally will be long-term capital gain or loss, respectively, if such shares have been held for more than one year. Certain stockholders including individuals, may qualify for preferential tax rates on long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be computed on a “per share” basis.
The IRS or a court could challenge our valuation of any non-cash asset distributed to a U.S. Holder pursuant to the Plan of Dissolution, which could change the amount of gain or loss recognized by the U.S. Holder. A U.S. Holder’s adjusted tax basis in any non-cash asset distributed to the U.S. Holder pursuant to the Plan of Dissolution immediately after such distribution will be the fair market value of such asset at the time of distribution. Distributions of non-cash assets pursuant to the Plan of Dissolution could result in a U.S. Holder having a tax liability in excess of the amount of cash distributed to the U.S. Holder pursuant to the Plan of Dissolution, which would require the U.S. Holder to satisfy such tax liability from other sources or by selling all or a portion of such non-cash assets.
U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances.
Non-U.S. Holders. Distributions made pursuant to the Plan of Dissolution to a Non-U.S. Holder will be treated as received by the Non-U.S. Holder in exchange for the Non-U.S. Holder’s shares of our common stock. The amount of any such distributions will reduce the Non-U.S. Holder’s adjusted tax basis in such shares, but not below zero. Any excess will be treated as capital gain. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any such gain unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the applicable distribution and certain other requirements are met; or
•we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the shorter of the five-year period ending on the date of the applicable distribution or the Non-U.S. Holder’s holding period in the Non-U.S. Holder’s shares of our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to United States persons. If the Non-U.S. Holder is a corporation, the Non-U.S. Holder also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the Non-U.S. Holder’s effectively connected earnings and profits.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the Non-U.S. Holder is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to gain described in the third bullet point above, the determination of whether we are a USRPHC depends on the fair market value of our “United States real property interests” for U.S. federal income tax purposes relative to the fair market value of our worldwide real property interests and our assets used or held for use in a trade or business. Although we believe we are not currently, and do not anticipate becoming, a USRPHC, there can be no assurance in this regard.
Non-U.S. Holders should consult their tax advisors regarding the tax consequences of the Dissolution in their particular circumstances, including the applicability of withholding and income tax treaties and our status as a USRPHC.
Alternative U.S. Federal Income Tax Treatment of the Dissolution
Notwithstanding our position that distributions made pursuant to the Plan of Dissolution are intended to be treated as a series of distributions in complete liquidation of Origin Materials governed under Section 331 of the Code, it is possible that the IRS or a court could determine that any of such distributions is a current distribution. In addition, if the Dissolution is abandoned or revoked, such distributions would be treated as current distributions. A current distribution would be treated as a dividend for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits. Amounts not treated as dividends would constitute a return of capital and first be applied against and reduce a Holder’s adjusted tax basis in its shares of our common stock, but not below zero. Any excess would be treated as capital gain. Holders should consult their tax advisors regarding the proper tax treatment of the Dissolution and the resulting tax consequences in their particular circumstances, including the applicability of preferential tax rates, deductions, withholding, and income tax treaties.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA applies to dividends paid on our common stock and, subject to the proposed Treasury Regulations described below, also applies to gross proceeds from sales or other dispositions of our common stock. Proposed Treasury Regulations, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to gross proceeds from sales or other dispositions of our common stock. Taxpayers (including applicable withholding agents) generally may rely on such proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the application of FATCA in their particular circumstances.

Information Reporting and Backup Withholding
A U.S. Holder may be subject to information reporting and backup withholding with respect to distributions made pursuant to the Plan of Dissolution. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:
•the holder fails to furnish the applicable withholding agent with the holder’s taxpayer identification number, which for an individual is ordinarily the individual’s social security number;
•the holder furnishes applicable withholding agent with an incorrect taxpayer identification number;
•the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.
For Non-U.S. Holders, backup withholding generally will not apply if such holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or applicable successor forms), or otherwise establishes an exemption. Proceeds from a distribution made pursuant to the Plan of Dissolution and received through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding, the procedures for obtaining such an exemption, and any other information reporting requirements in connection with the Dissolution (e.g., certain Holders may be required to include certain information with their U.S. federal income tax returns).
Holders of our common stock should consult with their own tax advisors to determine whether they need to include a statement described in Treasury Regulations Section 1.331-1(d)(2) with their U.S. federal income tax returns for years ending prior to the completion of Origin Material’s complete liquidation.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE DISSOLUTION IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING ANY INFORMATION REPORTING REQUIREMENTS, THE APPLICABILITY OF ANY TAX TREATIES, AND THE IMPACT OF ANY CHANGE IN LAW.
U.S. Federal Income Tax Consequences of a Liquidating Trust
We may transfer our remaining assets and obligations to a liquidating trust if our Board determines that such a transfer is advisable. Under applicable Treasury Regulations, a trust will be treated as a “liquidating trust” if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is unreasonably prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, the trust will no longer be considered a liquidating trust and adverse tax consequences may apply to the trust or to Holders. Although neither the Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to Holders, we intend that such transfer and distribution would be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to such Holders. Each Holder would be treated as receiving a liquidating distribution from us, which would be treated generally as described above.
Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, we intend that the liquidating trust would be treated as a “grantor trust” for U.S. federal income tax purposes. In that case, each unit or interest in the liquidating trust would represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a Holder would be treated for U.S. federal income tax purposes as receiving or paying, as applicable, directly a pro rata portion of all income, gain, loss, deduction, and credit of the liquidating trust. A Holder would be taxed each year on its share of income from the liquidating trust, net of such Holder’s share of expenses or other amounts that are deductible by such Holder for U.S. federal income tax purposes whether or not such Holder receives a distribution of cash from the liquidating trust that year. When the liquidating trust makes distributions to Holders, the Holders generally would recognize no additional gain or loss.
Assuming the liquidating trust is treated as a grantor trust for U.S. federal income tax purposes, a Holder’s adjusted tax basis in a unit of the liquidating trust (and indirectly in the pro rata portion of the net assets in the liquidating trust that are attributable to that unit) would be equal to the fair market value of a unit (and those net assets) on the date that it is treated as distributed to the Holder, which value would be determined by us and reported to the Holder. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets would be determined based upon a holding period commencing at the time of the acquisition by a Holder of such Holder’s beneficial interest in the liquidating trust.
The trustee or trustees of the liquidating trust would endeavor to provide to each Holder of units in the liquidating trust after each year end a detailed itemized statement that reports on a per unit basis the Holder’s allocable share of all the various categories of income and expense of the liquidating trust for the year. Each Holder must report such items on its U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.
If the liquidating trust fails to qualify as a liquidating trust that is a grantor trust for U.S. federal income tax purposes, the consequences to Holders would depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes. If the liquidating trust is taxable as a corporation, the trust itself would be subject to U.S. federal income tax at the applicable corporate income tax rate. In that case, distributions made by the liquidating trust would be reduced by any such additional taxes imposed on the trust, and a Holder would be subject to tax upon the receipt of distributions that constitute dividends from the trust rather than taking into account its share of the trust’s taxable items on an annual basis.
Holders should consult their tax advisors regarding the tax consequences that would apply to them if we were to transfer assets to a liquidating trust.
Vote Required and Board of Directors of Directors Recommendation
The affirmative vote of the holders of a majority of all outstanding shares of common stock on the record date is required to approve the Dissolution Proposal. Assuming the Special Meeting is held solely by means of remote communication, as it is currently scheduled to be, no shares will be present in person at the Special Meeting, and only shares present virtually or represented by proxy at the Special Meeting will be able to be voted.
For the purpose of the Dissolution Proposal, (i) a failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will also count as a vote “AGAINST” the proposal to adopt the Plan of Dissolution (but such shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, which may make it harder to establish a quorum for the transaction of business at the Special Meeting), and (ii) abstentions will have the same effect as a vote “AGAINST” the Dissolution Proposal, whether or not a quorum is present. Shares of Origin Materials’ common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed and dated proxy card without indicating voting preferences on such proxy card, the shares of common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
Under the rules of the New York Stock Exchange, brokers, banks or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the Plan of Dissolution and the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Plan of Dissolution or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. If your shares are deemed present in person or represented by proxy at the Special Meeting, then failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the Adjournment Proposal if a quorum is not present, but will have no effect on the Adjournment Proposal if a quorum is present. Therefore, if you hold your shares in “street name,” it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.
The Board of Directors Recommends
A Vote In Favor of Proposal 1.

PROPOSAL 2:
APPROVAL OF ADJOURNMENT OF SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if the Board of Directors determines that it is necessary or appropriate, including to solicit additional proxies if there are insufficient votes to approve the Dissolution Proposal at the time of the Special Meeting. If the Board of Directors determines that it is necessary or appropriate, we will ask our stockholders to vote only on this Adjournment Proposal and not to vote on the Dissolution Proposal.
If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders who have previously returned properly executed proxies voting against the Dissolution Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against the Dissolution Proposal that the Dissolution Proposal would be defeated, we could adjourn the Special Meeting without a vote on the Dissolution Proposal and seek to convince the holders of those shares to change their votes to votes in favor of approving the Dissolution Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairperson of the Special Meeting.
Approval of the Adjournment Proposal requires either (i) if a quorum is present, the affirmative vote of the majority of the shares present in person, by remote communication or represented by proxy duly authorized at the Special Meeting and entitled to vote generally on the subject matter or (ii) if a quorum is not present, the vote of the holders of a majority of the shares represented at the Special Meeting.
For the purpose of the Adjournment Proposal, (i) a failure to vote virtually or by proxy at the Special Meeting (including failure to give instruction to brokers, banks or other nominees on any of the proposals to be voted on at the Special Meeting for shares held in “street name”) will have no effect on the outcome of the Adjournment Proposal (but such shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting, which may make it harder to establish a quorum for the transaction of business at the Special Meeting), and (ii) abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, whether or not a quorum is present. If your shares are deemed present or represented by proxy at the Special Meeting, then a failure to vote your shares will have no effect on the outcome of the Adjournment Proposal if a quorum is present but will have the same effect as a vote “AGAINST” the Adjournment Proposal if a quorum is not present. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. If a stockholder returns a properly signed and dated proxy card without indicating voting preferences on such proxy card, the shares of common stock represented by that proxy will be counted as present for purposes of determining the presence of a quorum for the Special Meeting and all of such shares will be voted as recommended by the Board of Directors.
Under the rules of New York Stock Exchange, brokers, banks or other nominees who hold shares in “street name” for customers have the authority to vote on “discretionary” proposals when they have not received instructions from beneficial owners. However, brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving non-discretionary matters, such as the proposal to adopt the Plan of Dissolution and the Adjournment Proposal. Because brokers, banks and other nominees do not have discretionary voting authority with respect to the proposal to adopt the Plan of Dissolution or the Adjournment Proposal, if a beneficial owner of shares of common stock held in street name does not give voting instructions to the broker, bank or other nominee with respect to any of the proposals, then those shares will not be present or represented by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum is present at the Special Meeting. However, if a beneficial owner of shares of common stock held in street name gives voting instructions to the broker, bank or other nominee with respect to at least one of the proposals, but gives no instruction as to one or more of the other proposals, then those shares will be deemed present at the Special Meeting for purposes of establishing a quorum at the Special Meeting, will be voted as instructed with respect to any proposal as to which instructions were given, and will not be voted with respect to any other proposal. If your shares are deemed present in person or represented by proxy at the Special Meeting, then failure to vote your shares of common stock (including a failure of your broker, bank or other nominee to vote shares held on your behalf) will have the same effect as a vote “AGAINST” the Adjournment Proposal if a quorum is not present, but will have no effect on the Adjournment Proposal if a quorum is present. Therefore, if you hold your shares in “street name,” it is important that you instruct your broker, bank or other nominee on how you wish to vote your shares.
The Board of Directors Recommends
A Vote In Favor of Proposal 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our shares of common stock as of May 8, 2026, by:
•all those known by us to be beneficial owners of more than five percent of our shares of common stock;
•our named executive officers;
•each of our directors; and
•all of our directors and executive officers as a group.
This table is based upon information supplied by officers, directors and principal stockholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. We have deemed shares of common stock subject to options and restricted stock units that are currently exercisable or exercisable within 60 days of May 8, 2026, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.
Applicable percentages are based on 5,502,770 shares outstanding on May 8, 2026, adjusted as required by rules promulgated by the SEC. Except as set forth below, the principal business address of each such person or entity is c/o Origin Materials Inc., 930 Riverside Parkway, Suite 10, West Sacramento, California 95605.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders:
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B(1)	1,696,593	24.4%
Artius Acquisition Partners LLC (2)	877,555	14.9%
The Goldman Sachs Group, Inc (3)	404,261	7.3%
Executive Officers and Directors:
John Bissell(4)	80,677	1.5%
Matt Plavan(5)	22,792	*
Joshua Lee(6)	12,794	*
Kathleen B. Fish(7)	9,273	*
William J. Harvey(8)	10,980	*
John Hickox(9)	3,698	*
Craig A. Rogerson(10)	—	*
Jim Stephanou(11)	—	*
R. Tony Tripeny(12)	13,076	*
All executive officers and directors as a group (9 persons)(13)	153,290	2.8%
*    Represents beneficial ownership of less than one percent ( 1%) of the outstanding shares of our common stock.
(1)    The 251,667 shares of common stock held by Alto Opportunity Master Fund, SPC- Segregated Master Portfolio B, a Cayman Islands exempted company (the “Fund”) and 1,444,926 shares of common stock issuable on the conversion of certain convertible notes (the “Notes”) held by the Fund. The Fund is a private investment vehicle for which Ayrton Capital LLC, a Delaware limited liability company (the “Investment Manager”), serves as the investment manager. Waqas Khatri serves as the managing member of the Investment Manager. The principal business address for (i) Ayrton Capital LLC, 55 Post Rd West, 2nd Floor Westport, CT 06880; (ii) Alto Opportunity Master

Fund, SPC - Segregated Master Portfolio B, Suite #7 Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, P.O. Box 10250, Cayman Islands; and (iii) Waqas Khatri 55 Post Rd West, 2nd Floor Westport, CT 06880.
(2)    Includes 500,000 shares of common stock held by Artius Acquisition Partners LLC (“Arius”) and warrants to purchase 11,326,667 shares of common stock held by Artius. 30 warrants are needed to exercise for an aggregate exercise price of $345.00 to receive one share of common stock. No fractional shares will be issued upon the exercise of the warrants. Boon Sim is a founding member of Artius and can exercise voting and investment power with respect to the common stock held by Artius, and may be deemed to beneficially own such shares. The principal business address for Artius is c/o Artius Acquisition Inc., 3 Columbus Circle, Suite 2215, New York, NY 10019.
(3)    The 404,261 shares of common stock held by Goldman Sachs Group, Inc. The principal business address for Goldman Sachs Group, Inc. 200 West Street New York, NY 10282 Goldman Sachs & Co. LLC 200 West Street New York, NY 10282.
(4)    Consists of 48,932 shares of common stock held directly by Mr. Bissell, 31,745 shares of common stock issuable to Mr. Bissell pursuant to options exercisable within 60 days of May 8, 2026.
(5)    Consists of 22,792 shares of common stock held directly by Mr. Plavan.
(6)    Consists of 12,230 shares of common stock held directly by Mr. Lee and 564 shares of common stock issuable to Mr. Lee pursuant to options exercisable within 60 days of May 8, 2026.
(7)    Consists of 9,273 shares of common stock held directly by Ms. Fish, but does not include 5,763 shares of common stock that Ms. Fish has deferred for future issuance pursuant to vested RSUs.
(8)    Consists of 5,690 shares of common stock held directly by Mr. Harvey and 5,290 shares of common stock issuable to Mr. Harvey pursuant to options exercisable within 60 days of May 8, 2026, but does not include 5,763 shares of common stock that Mr. Harvey has deferred for future issuance pursuant to vested RSUs.
(9)    Consists of 3,698 shares of common stock held directly by Mr. Hickox, but does not include 25,458 shares of common stock Mr. Hickox has deferred for future issuance pursuant to vested RSUs.
(10)    Does not include 18,692 shares of common stock that Mr. Rogerson has deferred for future issuance pursuant to vested RSUs.
(11)    Does not include 11,758 shares of common stock that Mr. Stephanou has deferred for future issuance pursuant to vested RSUs.
(12)    Consists of 10,642 shares of common stock held directly by Mr. Tripeny and 2,434 shares of common stock held by the Revocable Trust of R. Tony Tripeny, but does not include 12,809 shares of common stock that Mr. Tripeny has deferred for future issuance pursuant to vested RSUs.
(13)    Includes shares beneficially held by the executive officers and director.

ADDITIONAL INFORMATION
Description of Business
Until recently, we were a technology company with a mission to enable the world’s transition to sustainable materials. On May 1, 2026, we announced, after extensive consideration of potential strategic alternatives, that our Board of Directors had unanimously approved the dissolution and liquidation of Origin Materials pursuant to a plan of complete liquidation and dissolution, or the Plan of Dissolution, subject to stockholder approval. In connection with the Plan of Dissolution, we have commenced reducing our workforce, which includes the termination of most employees by the end of the second quarter of 2026.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Special Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Special Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Origin Materials stockholders will be “householding” our proxy materials. A single set of Special Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Special Meeting materials, please notify your broker, bank or other nominee or Origin Materials. Direct your written request to Origin Materials, Inc., Attn: Corporate Secretary, at 930 Riverside Pkwy., Suite 10, West Sacramento, CA 95605. Stockholders who currently receive multiple copies of the Special Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
Market Price and Dividend Data
Our common stock is listed on the Nasdaq Capital Market under the symbol “ORGN”. As of May 20, 2026, there were _______ shares of common stock outstanding held by approximately __ stockholders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares of common stock are held in street name by banks, brokers and other nominees.
On May ____, 2026, the latest practicable trading day before the printing of this proxy statement, the last trading price for our common stock was $__ per share. You are encouraged to obtain current market quotations for our common stock.
Following the Dissolution, there will be no further market for our common stock.
We have never declared or paid any cash dividends on our common stock. In the event that the Dissolution is not consummated, our payment of any future dividends would be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects, and other factors our Board of Directors may deem relevant.
Stockholder Proposals and Nominations
In the event that we hold the 2026 annual meeting of stockholders, a stockholder may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Origin Materials, Inc.
Attention: Secretary
930 Riverside Parkway, Suite 10
West Sacramento, California 95605
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in our proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of the Board of Directors or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2026 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices not later than the tenth day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Our SEC filings are available to the public at the SEC website at www.sec.gov. The information provided on, or accessible through, our website is not part of this proxy statement, and therefore is not incorporated herein by reference.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.
•Our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026; as amended by Amendment No. 1 thereto, filed with the SEC on April 29, 2026;
•Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026, and;
•Our Current Reports on Form 8-K, filed with the SEC on February 12, 2026, February 18, 2026, March 10, 2026, March 19, 2026, and May 1, 2026.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Plan of Dissolution. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.
Any person, including any beneficial owner of shares of Origin Materials common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our address below. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
Origin Materials, Inc.
Attention: Secretary
930 Riverside Parkway, Suite 10
West Sacramento, California 95605
(650) 870-1000
If you have any questions concerning the Plan of Dissolution, the Dissolution, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

_____ 2026

MISCELLANEOUS
We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement, the annexes to this proxy statement, any amendments or supplements to this proxy statements, and the documents that we incorporate by reference into this proxy statement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This proxy statement is dated _____, 2026. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

A
ANNEX A
ORIGIN MATERIALS, INC.
PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
This Plan of Complete Liquidation and Dissolution (the “Plan”) is for the purpose of effecting the orderly liquidation and/or wind up of Origin Materials, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Section 331 of the Internal Revenue Code of 1986, as amended, as follows:
The Board of Directors (the “Board”) has determined in its reasonable business judgment that it is advisable and in the best interests of the Company and its stockholders that the Company commence an orderly liquidation and/or wind up as soon as practicable thereafter, and the Board will appoint a manager to oversee the sale of the Company’s assets and the Company’s liquidation and wind up, or any successor person(s) as the Board may later designate (the “Manager”). The Manager shall be deemed an officer of the Company for the purposes of implementing this Plan.
1.    Adoption of Plan. The Board has adopted resolutions deeming it advisable and in the best interests of the stockholders of the Company to dissolve and liquidate the Company, adopt the Plan, and call an annual or special meeting (the “Meeting”) of the holders of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), to approve the dissolution and liquidation of the Company and adopt the Plan. If stockholders holding a majority of the outstanding shares of Common Stock on the record date fixed by the Board vote (the “Requisite Consent”) in favor of the proposed dissolution and liquidation of the Company and the adoption of the Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).
2.    Corporate Action Following Adoption of the Plan. From and after the Adoption Date, the Manager shall complete the following corporate actions:
(a)    The Company shall collect, sell, exchange or otherwise dispose of all of its remaining property and assets in one or more transactions upon such terms and conditions as the Manager, in the Manager’s absolute discretion, deems expedient and in the best interests of the Company and the stockholders and creditors of the Company, without any further vote or action by the Company’s stockholders. Approval of the proposed dissolution and adoption of the Plan by holders of a majority of the outstanding shares of Common Stock shall constitute the approval of the stockholders of the Company of the dissolution of the Company and the sale, exchange or other disposition in liquidation of all or substantially all of the property and assets of the Company pursuant to the terms hereof, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of the Plan. It is understood that the Company will be permitted to commence the sale and disposition of any of its remaining assets as soon as possible following the adoption of this Plan by the Board and approval of this Plan by the stockholders of the Company in order to attain the highest value for any such assets and maximize value for its stockholders and creditors and, to the extent that the Company has already commenced the sale and disposition of its assets, such sales and dispositions are hereby ratified and approved. The Company’s remaining assets and properties may be sold in bulk to one buyer or a small number of buyers or on a piecemeal basis to numerous buyers. The Company will not be required to obtain appraisals, fairness opinions, or other third-party opinions as to the value of its properties and assets in connection with the liquidation. In connection with such collection, sale, exchange and other disposition, the Manager shall use reasonable efforts to collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company, if any.
(b)    The Company shall distribute to its stockholders, in accordance with the provisions in the Company’s amended and restated certificate of incorporation, amended and restated bylaws, this Plan and the DGCL, available cash, if any, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the known liabilities and obligations of the Company (“Available Cash”), and provided further, that no distribution to the stockholders shall be made except in connection with the dissolution of the Company in accordance with Section 275 of the DGCL. Any such distribution may occur in one or a series of distributions and shall be in cash and at such time or times, as the Manager, in the Manager’s absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Manager, in the Manager’s absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy claims against and any unmatured or contingent liabilities and obligations of, the Company, including, without limitation, tax obligations, and all expenses of the sale of the Company’s property and assets, of the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.
(c)    The Company shall file final federal and comparable state income tax reporting forms as required by applicable law, including Internal Revenue Service Form 966, and such additional forms and reports with the Internal Revenue Service or other governmental agencies as may be necessary or appropriate in connection with the Plan and its implementation. The Manager and the Company’s other officers shall be authorized to cause the Company to make such elections for tax purposes and to take such actions as are deemed appropriate and in the best interest of the Company. The Company shall make arrangements authorizing one or more representatives or agents to maintain such Company records as may be appropriate for purposes of any tax audit of the Company occurring during the process of dissolution or after liquidation.
3.    Stock Matters, Redemption and Cancellations of Stock.
(a)    Distributions to the stockholders of the Company pursuant to this Plan, if any, shall be in complete redemption and cancellation of all of the outstanding capital stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Manager, in the Manager’s absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Manager of the loss, theft or destruction of its certificates evidencing the stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Manager.
(b)    The Company will close its stock transfer books and discontinue recording transfers of shares of Common Stock on the date the Certificate of Dissolution is filed with the Secretary of State of the State of Delaware, and thereafter certificates representing shares of Common Stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.
(c)    From and after the filing of the Certificate of Dissolution, and subject to applicable law, each holder of shares of Common Stock shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 4 hereof.
(d)    The Company’s stockholders shall not be entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by this Plan.
(e)    If any distribution to any stockholders cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.
4.    Liquidating Distributions; Nature; Amount; Timing.
(a)    Although the Board has not established a firm timetable for completion of the Company’s liquidation if the Plan is approved by the stockholders, the Company will, subject to exigencies inherent in winding up the Company’s business, complete the winding up and liquidation process as promptly as practicable. The Company plans to satisfy all of its liabilities and obligations, or make adequate provision for doing so, prior to making any distribution to its stockholders.
(b)    The uncertainty of the value of the Company’s assets and the ultimate amount of its liabilities and the expenses of liquidation make it impracticable to predict the aggregate net value that may ultimately be distributable to its stockholders. The Board is currently unable to predict the precise nature, amount or timing of any such distribution(s) pursuant to the Plan. The actual nature, amount and timing of, and record date for any such distribution(s) will be determined by the Manager, in the Manager’s sole discretion.
(c)    No assurance can be given that Available Cash and amounts received on the sale of assets will be adequate to provide for the Company’s obligations, liabilities, expenses and claims or to make any cash distributions to the stockholders. If such Available Cash and amounts received on the sale of assets are not adequate to provide for the Company’s obligations, liabilities, expenses and claims, distributions to the Company’s stockholders will be reduced or eliminated.
5.    Liquidating Trust. If deemed necessary, appropriate or desirable by the Manager, in the Manager’s absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of the stockholders (the “Trustees”), under a liquidating trust (the “Trust”), all, or a portion, of the assets of the Company. If assets are transferred to the Trust, each stockholder shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Company on that date. All distributions from the Trust will be made pro rata in accordance with the Interest. The Interest shall not be transferable except by operation of law or upon death of the recipient. The Manager is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, as authorized by the Manager, in the Manager’s absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Manager, in the Manager’s absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of the requisite vote of the holders of the outstanding capital stock of the Company shall constitute the approval of the stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.
6.    Payment of Franchise Taxes. After the Adoption Date but prior to the filing of the Certificate of Dissolution, if applicable as determined by the Manager or as otherwise required by this Plan, the Manager shall determine and cause to be paid all franchise taxes due to or assessable by the State of Delaware including for the entire month during which the dissolution will become effective pursuant to Section 277 of the DGCL.
7.    Dissolution. Following the Adoption Date and the payment of applicable franchise taxes, if (i) the Manager determines, in the Manager’s absolute discretion, that there are not sufficient proceeds to satisfy the Company’s obligations, liabilities and expenses in full (including funding any Contingency Reserve), but that dissolution is nonetheless appropriate, or (ii) as a result of the liquidation and wind up of the Company, it is determined by the Manager, in the Manager’s absolute discretion, that there are sufficient proceeds to satisfy the Company’s obligations, liabilities, and expenses in full (including funding any Contingency Reserve) and to make a distribution to the stockholders, then the Manager is authorized and directed to file a Certificate of Dissolution pursuant to Section 275 of the DGCL, and to execute all other instruments and do all other things the Manager deems advisable to wind up the affairs of the Company, pursuant to the DGCL. Adoption of this Plan by the Requisite Consent shall constitute approval by the Company’s stockholders of any such filing of a Certificate of Dissolution as its act and as a part hereof as if set forth fully herein.
8.    Provision for Liabilities. In lieu of the Manager giving notice, as applicable, of any dissolution and a procedure and deadline for the presentment of claims against the Company pursuant to Section 280 of the DGCL, which notice and procedure the Board has determined not to undertake, the Manager shall, pursuant to Section 281(b) of the DGCL, pay or make reasonable provision for the Company’s known or determined liabilities, including all contingent, conditional or unmatured contractual claims known to the Company or any successor entity, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding, if any, to which the

Company is party, and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company or any successor entity, are likely to arise or to become known to the Company or any successor entity within 10 years after the date of dissolution and distribute any remaining assets to the stockholders, pursuant to this Plan and Section 281 of DGCL. Such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets; provided, however, if there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Notwithstanding the foregoing, the Manager may, at the Manager’s option, elect, but shall not be required, to follow the procedures for liquidating the Company set forth in Sections 280 and 281(a) of the DGCL.
9.    Limited Continuation of Company. Following the filing of a Certificate of Dissolution, if applicable, the Company shall not engage in any further business activities except for the period set forth in and purposes allowed by Section 278 of the DGCL, including without limitation the purpose of implementing any claims procedures, prosecuting or defending suits, liquidating, dissolving and/or winding up any and all subsidiaries of the Company, and engaging in such activities as are necessary to enable the Company to gradually settle and close its business, liquidate, dispose of and convey its property, discharge its liabilities and distribute any remaining assets to its stockholders. The Board and the officers of the Company then in office shall continue in office solely for these purposes and shall cease to be members of the Board and/or officers of the Company upon the earlier of the completion of these activities, the date of their respective resignations, or the expiration of the continuation period set forth in Section 278 of the DGCL.
10.    Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company and winding up of the Company’s affairs, the Manager may hire or retain, in the Manager’s sole discretion, such employees, consultants and other advisors as the Manager deems necessary or advisable to accomplish such dissolution and winding up in accordance with this Plan and the DGCL, until all affairs of the Company are settled and closed. The Company may, in the absolute discretion of the Board, but subject to applicable legal and regulatory requirements, pay the Manager, the Company’s other officers, directors, employees, consultants, independent contractors, agents, advisors and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of the Plan. Adoption of the Plan shall constitute approval of any such compensation by the stockholders of the Company.
11.    Expenses of Liquidation. The Manager or Trustees, as applicable, shall provide, from the assets of the Company, funds for payment of the reasonable expenses of the dissolution and winding up of the Company’s affairs, including filing fees and other costs required in connection with implementation of this Plan, any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets, continuation of employees and/or consultants engaged in the dissolution and winding up process, accountants’ and attorneys’ fees and expenses, and other reasonable fees and expenses incurred in connection with the dissolution and winding up process.
12.    Amendment, Modification or Abandonment of Plan. Notwithstanding stockholder approval of the Plan and the transactions contemplated hereby, if for any reason the Board determines that such action would be in the best interest of the Company, the Board may, in its sole discretion and without requiring further stockholder approval, revoke the Plan and all action contemplated thereunder, to the extent permitted by the DGCL. To the extent permitted by the DGCL, without further action by the Company’s stockholders, at any time before or after the filing of the Certificate of Dissolution, the Board may waive, modify or amend any aspect of this Plan and may provide for exceptions to or clarifications of the terms of this Plan. The Board (and any other person or body authorized by the Board) shall also have the power and authority to interpret this Plan and to make any and all determinations necessary or advisable to apply this Plan to any event, fact or circumstance.
13.    Provision for Continued Indemnification of Board and Officers. The Company may reserve sufficient assets and/or obtain and maintain such insurance as shall be necessary to provide for continued indemnification of the members of the Board, the Manager, officers and agents of the Company, and other parties whom the Company has agreed to indemnify, including any Trustees, to the full extent provided by the certificate of incorporation, bylaws, any existing indemnification agreements between the Company and any of such persons, and applicable law. The Manager, in the Manager’s absolute discretion, is authorized to obtain and maintain such policies as the Manager may determine.
14.    Further Actions. The Board, the Manager and the Trustees as applicable are hereby authorized, without further action by the Company’s stockholders, to do and perform, or cause the officers, employees, agents and representatives of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, assignments, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Manager or such Trustees as applicable, to implement this Plan and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up the Company’s affairs.

B
ANNEX B
SECTIONS 275 THROUGH 283 OF THE DGCL
§ 275. Dissolution generally; procedure.
(a)    If it should be deemed advisable in the judgment of the board of directors of any corporation that it should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution to be given to each stockholder entitled to vote thereon as of the record date for determining the stockholders entitled to notice of the meeting.
(b)    At the meeting a vote shall be taken upon the proposed dissolution. If a majority of the outstanding stock of the corporation entitled to vote thereon shall vote for the proposed dissolution, a certification of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.
(c)    Dissolution of a corporation may also be authorized without action of the directors if all the stockholders entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.
(d)    If dissolution is authorized in accordance with this section, a certificate of dissolution shall be executed, acknowledged and filed, and shall become effective, in accordance with § 103 of this title. Such certificate of dissolution shall set forth:
(1)    The name of the corporation;
(2)    The date dissolution was authorized;
(3)    That the dissolution has been authorized by the board of directors and stockholders of the corporation, in accordance with subsections (a) and (b) of this section, or that the dissolution has been authorized by all of the stockholders of the corporation entitled to vote on a dissolution, in accordance with subsection (c) of this section;
(4)    The names and addresses of the directors and officers of the corporation; and
(5)    The date of filing of the corporation’s original certificate of incorporation with the Secretary of State.
(e)    The resolution authorizing a proposed dissolution may provide that notwithstanding authorization or consent to the proposed dissolution by the stockholders, or the members of a nonstock corporation pursuant to § 276 of this title, the board of directors or governing body may abandon such proposed dissolution without further action by the stockholders or members.
(f)    If a corporation has included in its certificate of incorporation a provision limiting the duration of its existence to a specified date in accordance with § 102(b)(5) of this title, a certificate of dissolution shall be executed, acknowledged and filed in accordance with § 103 of this title within 90 days before such specified date and shall become effective on such specified date. Such certificate of dissolution shall set forth:
(1)    The name of the corporation;
(2)    The date specified in the corporation’s certificate of incorporation limiting the duration of its existence;
(3)    The names and addresses of the directors and officers of the corporation; and
(4)    The date of filing of the corporation’s original certificate of incorporation with the Secretary of State.

The failure to timely file a certificate of dissolution pursuant to this subsection with respect to any corporation shall not affect the expiration of such corporation’s existence on the date specified in its certificate of incorporation pursuant to § 102(b)(5) of this title and shall not eliminate the requirement to file a certificate of dissolution as contemplated by this subsection. If a certificate of good standing is issued by the Secretary of State after the date specified in a corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title, such certificate of good standing shall be of no force or effect.
(g)    A corporation shall be dissolved upon the earlier of:

(1)    The date specified in such corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title; or
(2)    The effectiveness in accordance with § 103 of this title of a certificate of dissolution filed in accordance with this section.
§ 276. Dissolution of nonstock corporation; procedure.
(a)    Whenever it shall be desired to dissolve any nonstock corporation, the governing body shall perform all the acts necessary for dissolution which are required by § 275 of this title to be performed by the board of directors of a corporation having capital stock. If any members of a nonstock corporation are entitled to vote for the election of members of its governing body or are entitled to vote for dissolution under the certificate of incorporation or the bylaws of such corporation, such members shall perform all the acts necessary for dissolution which are contemplated by § 275 of this title to be performed by the stockholders of a corporation having capital stock, including dissolution without action of the members of the governing body if all the members of the corporation entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to § 275(d) of this title. If there is no member entitled to vote thereon, the dissolution of the corporation shall be authorized at a meeting of the governing body, upon the adoption of a resolution to dissolve by the vote of a majority of members of its governing body then in office. In all other respects, the method and proceedings for the dissolution of a nonstock corporation shall conform as nearly as may be to the proceedings prescribed by § 275 of this title for the dissolution of corporations having capital stock.
(b)    If a nonstock corporation has not commenced the business for which the corporation was organized, a majority of the governing body or, if none, a majority of the incorporators may surrender all of the corporation rights and franchises by filing in the office of the Secretary of State a certificate, executed and acknowledged by a majority of the incorporators or governing body, conforming as nearly as may be to the certificate prescribed by § 274 of this title.
(c)    If a nonstock corporation has included in its certificate of incorporation a provision limiting the duration of its existence to a specified date in accordance with § 102(b)(5) of this title, a certificate of dissolution shall be executed, acknowledged and filed in accordance with § 103 of this title within 90 days before such specified date and shall become effective on such specified date. Such certificate of dissolution shall include the information required by § 275(f) of this title. The failure to timely file a certificate of dissolution pursuant to this subsection with respect to any nonstock corporation shall not affect the expiration of such corporation’s existence on the date specified in its certificate of incorporation pursuant to § 102(b)(5) of this title and shall not eliminate the requirement to file a certificate of dissolution as contemplated by this subsection. If a certificate of good standing is issued by the Secretary of State after the date specified in a nonstock corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title, such certificate of good standing shall be of no force or effect.
§ 277. Payment of franchise taxes before dissolution, merger, transfer or conversion.
No corporation shall be dissolved, merged, transferred (without continuing its existence as a corporation of this State) or converted under this chapter until:
(1)    All franchise taxes due to or assessable by the State including all franchise taxes due or which would be due or assessable for the entire calendar month during which such dissolution, merger, transfer or conversion becomes effective have been paid by the corporation; and
(2)    All annual franchise tax reports including a final annual franchise tax report for the year in which such dissolution, merger, transfer or conversion becomes effective have been filed by the corporation; notwithstanding the foregoing, if the Secretary of State certifies that an instrument to effect a dissolution, merger, transfer or conversion has been filed in the Secretary of State’s office, such corporation shall be dissolved, merged, transferred or converted at the effective time of such instrument.
§ 278. Continuation of corporation after dissolution for purposes of suit and winding up affairs.
All corporations, whether they expire by their own limitation or are otherwise dissolved, shall nevertheless be continued, for the term of 3 years from such expiration or dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities and to distribute to their stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.
Sections 279 through 282 of this title shall apply to any corporation that has expired by its own limitation, and when so applied, all references in those sections to a dissolved corporation or dissolution shall include a corporation that has expired by its own limitation and to such expiration, respectively.
§ 279. Trustees or receivers for dissolved corporations; appointment; powers; duties.
When any corporation organized under this chapter shall be dissolved in any manner whatever, the Court of Chancery, on application of any creditor, stockholder or director of the corporation, or any other person who shows good cause therefor, at any time, may either appoint 1 or more of the directors of the corporation to be trustees, or appoint 1 or more persons to be receivers, of and for the corporation, to take charge of the corporation’s property, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustees or receivers may be continued as long as the Court of Chancery shall think necessary for the purposes aforesaid.
§ 280. Notice to claimants; filing of claims.
(a)    (1) After a corporation has been dissolved in accordance with the procedures set forth in this chapter, the corporation or any successor entity may give notice of the dissolution, requiring all persons having a claim against the corporation other than a claim against the corporation in a pending action, suit or proceeding to which the corporation is a party to present their claims against the corporation in accordance with such notice. Such notice shall state:
a.    That all such claims must be presented in writing and must contain sufficient information reasonably to inform the corporation or successor entity of the identity of the claimant and the substance of the claim;
b.    The mailing address to which such a claim must be sent;
c.    The date by which such a claim must be received by the corporation or successor entity, which date shall be no earlier than 60 days from the date thereof; and
d.    That such claim will be barred if not received by the date referred to in paragraph (a)(1)c. of this section; and
e.    That the corporation or a successor entity may make distributions to other claimants and the corporation’s stockholders or persons interested as having been such without further notice to the claimant; and
f.    The aggregate amount, on an annual basis, of all distributions made by the corporation to its stockholders for each of the 3 years prior to the date the corporation dissolved.
Such notice shall also be published at least once a week for 2 consecutive weeks in a newspaper of general circulation in the county in which the office of the corporation’s last registered agent in this State is located and in the corporation’s principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of its dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of such notice, the corporation or successor entity shall mail a copy of such notice by certified or registered mail, return receipt requested, to each known claimant of the corporation including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

(2)    Any claim against the corporation required to be presented pursuant to this subsection is barred if a claimant who was given actual notice under this subsection does not present the claim to the dissolved corporation or successor entity by the date referred to in paragraph (a)(1)c. of this section.
(3)    A corporation or successor entity may reject, in whole or in part, any claim made by a claimant pursuant to this subsection by mailing notice of such rejection by certified or registered mail, return receipt requested, to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title; provided however, that in the case of a claim filed pursuant to § 295 of this title against a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery the time period shall be as provided in § 296 of this title, and the 30-day appeal period provided for in § 296 of this title shall be applicable. A notice sent by a corporation or successor entity pursuant to this subsection shall state that any claim rejected therein will be barred if an action, suit or proceeding with respect to the claim is not commenced within 120 days of the date thereof, and shall be accompanied by a copy of §§ 278-283 of this title and, in the case of a notice sent by a court-appointed receiver or trustee and as to which a claim has been filed pursuant to § 295 of this title, copies of §§ 295 and 296 of this title.
(4)    A claim against a corporation is barred if a claimant whose claim is rejected pursuant to paragraph (a)(3) of this section does not commence an action, suit or proceeding with respect to the claim no later than 120 days after the mailing of the rejection notice.
(b)    (1) A corporation or successor entity electing to follow the procedures described in subsection (a) of this section shall also give notice of the dissolution of the corporation to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and request that such persons present such claims in accordance with the terms of such notice. Provided however, that as used in this section and in § 281 of this title, the term “contractual claims” shall not include any implied warranty as to any product manufactured, sold, distributed or handled by the dissolved corporation. Such notice shall be in substantially the form, and sent and published in the same manner, as described in paragraph (a)(1) of this section.
(2)    The corporation or successor entity shall offer any claimant on a contract whose claim is contingent, conditional or unmatured such security as the corporation or successor entity determines is sufficient to provide compensation to the claimant if the claim matures. The corporation or successor entity shall mail such offer to the claimant by certified or registered mail, return receipt requested, within 90 days of receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title. If the claimant offered such security does not deliver in writing to the corporation or successor entity a notice rejecting the offer within 120 days after receipt of such offer for security, the claimant shall be deemed to have accepted such security as the sole source from which to satisfy the claim against the corporation.
(c)    (1) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party other than a claim barred pursuant to subsection (a) of this section.
(2)    A corporation or successor entity which has given notice in accordance with subsections (a) and (b) of this section shall petition the Court of Chancery to determine the amount and form of security that will be sufficient to provide compensation to any claimant who has rejected the offer for security made pursuant to paragraph (b)(2) of this section.
(3)    A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security which will e reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 5 years after the date of dissolution or such longer period of time as the Court of Chancery may determine not to exceed 10 years after the date of dissolution. The Court of Chancery may appoint a guardian ad litem in respect of any such proceeding brought under this subsection. The reasonable fees and expenses of such guardian, including all reasonable expert witness fees, shall be paid by the petitioner in such proceeding.

(d)    The giving of any notice or making of any offer pursuant to this section shall not revive any claim then barred or constitute acknowledgment by the corporation or successor entity that any person to whom such notice is sent is a proper claimant and shall not operate as a waiver of any defense or counterclaim in respect of any claim asserted by any person to whom such notice is sent.
(e)    As used in this section, the term “successor entity” shall include any trust, receivership or other legal entity governed by the laws of this State to which the remaining assets and liabilities of a dissolved corporation are transferred and which exists solely for the purposes of prosecuting and defending suits, by or against the dissolved corporation, enabling the dissolved corporation to settle and close the business of the dissolved corporation, to dispose of and convey the property of the dissolved corporation, to discharge the liabilities of the dissolved corporation and to distribute to the dissolved corporation’s stockholders any remaining assets, but not for the purpose of continuing the business for which the dissolved corporation was organized.
(f)    The time periods and notice requirements of this section shall, in the case of a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery, be subject to variation by, or in the manner provided in, the Rules of the Court of Chancery.
(g)    In the case of a nonstock corporation, any notice referred to in the last sentence of paragraph (a)(3) of this section shall include a copy of § 114 of this title. In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.
§ 281. Payment and distribution to claimants and stockholders.
(a)    A dissolved corporation or successor entity which has followed the procedures described in § 280 of this title:
(1)    Shall pay the claims made and not rejected in accordance with § 280(a) of this title,
(2)    Shall post the security offered and not rejected pursuant to § 280(b)(2) of this title,
(3)    Shall post any security ordered by the Court of Chancery in any proceeding under § 280(c) of this title, and
(4)    Shall pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the corporation or such successor entity.
Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to § 280(a)(3) of this title. In the absence of actual fraud, the judgment of the directors of the dissolved corporation or the governing persons of such successor entity as to the provision made for the payment of all obligations under paragraph (a)(4) of this section shall be conclusive.
(b)    A dissolved corporation or successor entity which has not followed the procedures described in § 280 of this title shall, prior to the expiration of the period described in § 278 of this title, adopt a plan of distribution pursuant to which the dissolved corporation or successor entity (i) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation or such successor entity, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 10 years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation.
(c)    Directors of a dissolved corporation or governing persons of a successor entity which has complied with subsection (a) or (b) of this section shall not be personally liable to the claimants of the dissolved corporation.
(d)    As used in this section, the term “successor entity” has the meaning set forth in § 280(e) of this title.
(e)    The term “priority,” as used in this section, does not refer either to the order of payments set forth in paragraph (a) (1)-(4) of this section or to the relative times at which any claims mature or are reduced to judgment.
(f)    In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.
§ 282. Liability of stockholders of dissolved corporations.
(a)    A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) or (b) of this title shall not be liable for any claim against the corporation in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.
(b)    A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) of this title shall not be liable for any claim against the corporation on which an action, suit or proceeding is not begun prior to the expiration of the period described in § 278 of this title.
(c)    The aggregate liability of any stockholder of a dissolved corporation for claims against the dissolved corporation shall not exceed the amount distributed to such stockholder in dissolution.
§ 283. Jurisdiction.
The Court of Chancery shall have jurisdiction of any application prescribed in this subchapter and of all questions arising in the proceedings thereon, and may make such orders and decrees and issue injunctions therein as justice and equity shall require.

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ORIGIN MATERIALS, INC.
SPECIAL MEETING OF STOCKHOLDERS
______, 2026 AT 8:30 AM PT
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The stockholder(s) hereby appoint(s) Matt Plavan and Joshua Lee, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ORIGIN MATERIALS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 8:30 AM PT, on ______, 2026, virtually at www.virtualshareholdermeeting.com/ORGN2026SM2, and any adjournment or postponement thereof and further authorize(s) such proxies to vote such shares in their discretion upon such matter as may properly come before such Special Meeting of Stockholders and any adjournment or postponement thereof.

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